Exhibit 2.2

Execution Copy

ASSET PURCHASE AGREEMENT

dated as of

January 12, 2006

among

Analog Devices, Inc.,

Analog Devices Canada Ltd.,

and

Ikanos Communications, Inc.

i

ii

iii

EXHIBIT A	TRANSITION SERVICES AGREEMENT

EXHIBIT B	GENERAL ASSIGNMENT AND BILL OF SALE

EXHIBIT C	PRODUCT TRANSITION AGREEMENT

EXHIBIT D	FORM OF LICENSING AGREEMENT

EXHIBIT E	INSTRUMENT OF ASSUMPTION OF LIABILITIES

DISCLOSURE SCHEDULES

i

INDEX OF SCHEDULES

Schedule	Description
Schedule 1.1(h)	Assumed Contracts
Schedule 1.1(u)	Development Tools
Schedule 1.1(v)	Employees
Schedule 1.1(z)(i)	Included Equipment Assets
Schedule 1.1(z)(ii)	Excluded Equipment Assets
Schedule 1.1(cc)	Excluded Assets
Schedule 1.1(tt)	Liens
Schedule 1.1(yy)	Permits
Schedule 1.1(bbb)	Products
Schedule 1.1(ggg)	Registered Intellectual Property Rights
Schedule 1.1(kkk)	Software
Schedule 1.1(nnn)	Tangible Assets
Schedule 1.1(rrr)	Third Party Technology
Schedule 1.1(sss)	Third Party Technology Contracts
Schedule 1.1(ttt)	Transferred Intellectual Property Rights
Schedule 1.1(vvv)	Transferred Technology
Schedule 1.1(zzz)	Web Content
Schedule 3.2	Employee Retention Schedule
Schedule 5.8	Excluded Contracts
Schedule 5.9	Support and Service Contracts
Schedule 5.12	Leased Real Property
Schedule 5.13	Customers and Sales
Schedule 5.14(m)	List of IP Contracts
Schedule 5.14(t)	Non-exclusive Written Licenses
Schedule 5.14(x)	Open Source Materials
Schedule 5.18(d)	Environmental Permits
Schedule 5.18(e)	Lead Products
Schedule 5.20(a)	Employee Information
Schedule 5.20(b)(ii)(2)	Benefit Plans
Schedule 5.21	Warranty
Schedule 8.3(d)	Third Party Consents

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of January 12, 2006, is between Ikanos Communications, Inc., a Delaware corporation (“Purchaser”) and Analog Devices, Inc., a Massachusetts corporation, and the Subsidiary (collectively, the “Seller”).

W I T N E S S E T H :

WHEREAS, Seller is engaged in the design, manufacture and marketing of high-performance analog, mixed-signal and digital signal processing integrated circuits used in signal processing for industrial, communication, computer and consumer applications;

WHEREAS, subject to the provisions hereof, Purchaser desires to purchase and/or license from Seller, and Seller desires to sell and/or license to Purchaser, substantially all of the assets relating to, required for, used in or otherwise constituting the Acquired Business (as defined below), in exchange for the Purchase Price (each as defined below);

NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.

The following capitalized term shall have the meaning set forth below:

(a)                   “Acquired Assets” means all of Seller’s right, title and interest in the following:

(i)            the Tangible Assets;

(ii)           the Transferred Intellectual Property Rights;

(iii)          the Transferred Technology;

(iv)          the Books and Records; provided, however, that Seller shall provide the foregoing in both paper and via soft copy download from Seller’s systems (it being understood that Seller need not provide Purchaser with a license or sublicense to its SAP software system);

(v)           the Inventory;

(vi)          the Permits;

(vii)         all rights of Seller under the Assumed Contracts and any deposits associated with the Assumed Contracts;

(viii)        any other assets, tangible or intangible, or rights of Seller which are utilized exclusively by the Seller in the Acquired Business and the Products; and

(ix)           all rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, the Excluded Assets shall not be considered Acquired Assets.

(b)                   “Actual Closing Inventory” means the actual value of the Net Inventory as of Closing, as calculated in good faith by Purchaser in a manner consistent with the calculation of Net Inventory by Seller prior to the Closing and confirmed in writing to Seller not later than 60 days after Closing through the delivery of an Officer’s Certificate (as defined in Section 10.3 of this Agreement).  In the event that (A) the Actual Closing Inventory has a dollar value that is lower than $3,750,000 and if there is no objection by Seller within 10 business days of delivery of the Officer’s Certificate, then Seller shall pay to Purchaser an amount equal to the amount by which the Actual Closing Inventory is less than $4,000,000; or (B) the Actual Closing Inventory has a dollar value that is greater than $4,250,000 and if there is no objection by Purchaser within 10 business days of delivery of the Officer’s Certificate then Purchaser shall pay to Seller an amount equal to the amount by which the Actual Closing Inventory is greater than $4,000,000; provided, however, that if Seller or Purchaser, as applicable, does object within such 10 business day period, then the parties shall resolve any dispute pursuant to Section 10.5.

(c)                   “Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

(d)                   “Acquired Business” means the broadband business unit of the Seller as presently conducted or as proposed by the Seller to be conducted, including the design, development, manufacture, sale, distribution and support of the Products.

(e)                   “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(f)                    “Ancillary Agreements” means the Transition Services Agreement attached hereto as Exhibit A, the General Assignment and Bill of Sale attached hereto as Exhibit B, the

Product Transition Agreement attached hereto as Exhibit C, the Licensing Agreement attached hereto as Exhibit D, and each other document or agreement delivered by Seller or Purchaser in connection with this Agreement.

(g)                   “Applicable Law” means any law, statute, order, rule, regulation, ordinance, by-law, code or other similar pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

(h)                   “Assumed Contracts” means those contracts, agreements, leases, commitments and sales and purchase orders of Seller relating to the Acquired Business listed on Schedule 1.1(h).

(i)                    “Assumed Liabilities” means all Liabilities of the Seller that arise or accrue following the Closing under the Assumed Contracts.

(j)                    “Audited Financial Statements” means the Seller’s balance sheets, statements of income and statements of cash flows for the Acquired Business as a standalone entity for the three years ended October 25, 2003, October 30, 2004 and October 29, 2005 and as of the periods ended then ended.

(k)                   “Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for incentive compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration (other than base salary or wages) of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Employee or former employee, current or former consultant or current or former director of Seller or an ERISA Affiliate, who has provided services to the Acquired Business, or with respect to which Seller or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

(l)                    “Books and Records” means all papers and records (in paper or electronic format) in the care, custody or control of Seller or its representatives exclusively relating to the Acquired Business including, without limitation, to the extent exclusively relating to the Acquired Business, all purchasing and sales records, customer and vendor lists, accounting and financial records, Product documentation, Product specifications, marketing requirement documents and software release orders; provided, however, that “Books and Records” shall not include employee files to the extent that the disclosure thereof to the Purchaser would be in violation of Applicable Law or the policies and practices of the Seller.

(m)                  “Business Facility” is any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Seller in connection with the operation of its business.

(n)                   “Closing Cash Payment” means thirty million dollars ($30,000,000), provided, however, that if (A) at Closing the Net Inventory does not have an aggregate value of at least $3,750,000, then the Closing Cash Payment shall be reduced by the difference between the value of the Net Inventory at Closing as certified to Purchaser by Seller pursuant to the Officer’s Closing Inventory Certificate (“Certified Closing Inventory”) and $4,000,000, or (B) at Closing the Net Inventory has an aggregate value in excess of $4,250,000, then the Closing Cash Payment shall be increased by the excess of the value of the Certified Closing Inventory over $4,000,000.

(o)                   “Closing Date” means the date of the Closing.

(p)                   “Code” means the Internal Revenue Code of 1986, as amended form time to time.

(q)                   “Continuing Employees” means those Employees who become employees of Purchaser upon the Closing.

(r)                    “Contract” means any written or oral understanding, note, bond, mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, concession, franchise or license.

(s)                   “Control” shall have the meaning attributed thereto in the Licensing Agreement.

(t)                    “Derivative Work” shall have the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

(u)                   “Development Tools” means materials listed on Schedule 1.1(u).

(v)                   “Employee” means any person listed on Schedule 1.1(v).

(w)                  “Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller or any ERISA Affiliate and any Employee or former employee, current or former consultant or current or former director of Seller or an ERISA Affiliate, who has provided services to the Acquired Business.

(x)                    “Employment Liabilities” means any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permit, action or proceeding before any governmental authority, order or consent decree or any award of any arbitrator of any kind relating to any Benefit Plan, Employment Agreement or otherwise relating to an Employee or former employee, current or former consultant or current or former director of Seller or an ERISA Affiliate, who has provided services to the Acquired Business, and his or her employment with Seller or any ERISA Affiliate.

(y)                   “Environmental Laws” means all federal, state, provincial, local and foreign Applicable Laws, directives and guidance relating to pollution or protection of the environment, natural resources and the protection of human health, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, registration, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or any products or waste containing a Hazardous Substance.

(z)                    “Equipment” means the machinery, test and other equipment, toolings, dies, jigs, spare parts, office furniture, office equipment and office supplies, hardware, computer hardware and all other tangible personal property of the Acquired Business utilized exclusively by the Seller in the Acquired Business, including without limitation the items listed on Schedule 1.1(z)(i) (the “Included Equipment Assets”), but excluding the assets listed on Schedule 1.1(z)(ii) (the “Excluded Equipment Assets”).

(aa)                 “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may hereafter be amended from time to time.  Any reference to a specific section of ERISA shall refer to the cited provision as the same may be subsequently amended from time to time, as well as to any successor provisions.

(bb)                 “ERISA Affiliate” shall mean each subsidiary of Seller and any other person or entity under common control with Seller or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(cc)                 “Excluded Assets” means (i) any asset that is listed on Schedule 1.1(cc), (ii) any asset that is not an Acquired Asset, (iii) any Contract that is not an Assumed Contract and (iv) any and all Excluded Technology.

(dd)                 “Excluded Technology” means the Technology which is not Transferred Technology.

(ee)                 “Execution Date” means the date of this Agreement.

(ff)                   “Facility Lease” means each lease for each Leased Real Property, each of which is set forth on Schedule 5.12.

(gg)                 “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

(hh)                 “GST” means all goods and services tax payable under the ETA or under any provincial legislation similar to the ETA and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

(ii)                   “Hazardous Substance” means any substance, emission or material designated by any Governmental or Regulatory Authority to be toxic, hazardous, a pollutant or a waste, including without limitation, (i) any substance designated or listed as a “hazardous substance” under Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or the regulations adopted pursuant thereto; (ii) any substance designated or listed as a “hazardous substance” under Sections 307 or 311 of the Clean Water Act or the regulations adopted pursuant thereto; (iii) any substance defined, designated or listed as a “hazardous waste” under Section 1004(5) of the Resource Conservation and Recovery Act or the regulations adopted pursuant thereto or (iv) any other substance of the environment, emission or material, or public health and safety which is regulated by or may give rise to liability under any other laws that concern pollution or protection.

(jj)                   “Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications and all databases and data collections (including knowledge databases, customer lists and customer databases) and all industrial designs and any registrations and applications therefor (“Copyrights”); (iv) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (“Trademarks”); (v)  all rights in Software; (vi) rights to Uniform Resource Locators, Web site addresses and domain names (“Web Properties”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) all goodwill associated with any of the foregoing.

(kk)                 “Inventory” shall mean all inventory exclusively related to the Acquired Business in which Seller has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work-in-progress and finished products.

(ll)                   “ITA” means the Income Tax Act (Canada), as it may be amended and superseded from time to time;

(mm)               “Knowledge” with respect to the Seller, means (i) the actual knowledge of the following individuals: John Croteau, William Martin, Brian McAloon, Gerald McGuire, Tom Myrick, Jim Schmidt, Alice Valure, Paul Kramarz, Sanjeev Challa, Kamran Sharifi, Reddy Penumalli, Hari Surapaneni and Tony Zarola; and (ii) the knowledge of facts that such individuals would reasonably be expected to have after making due inquiry of the employees directly reporting to such individuals.

(nn)                 “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Applicable Law, action or governmental order and those arising under any contract.

(oo)                 “Licensed AFEs” shall have the meaning attributed thereto in the Licensing Agreement.

(pp)                 “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned or licensable by Seller that are licensed to Purchaser under the Licensing Agreement.

(qq)                 “Licensee Exclusive Field of Use” shall have the meaning attributed thereto in the Licensing Agreement.

(rr)                   “Licensee Non-Exclusive Field of Use” shall have the meaning attributed thereto in the Licensing Agreement.

(ss)                 “Licensing Agreement” means the agreement substantially in the form attached hereto as Exhibit D.

(tt)                   “Lien” means, with respect to any property or asset, any exception to title described in Schedule 1.1(tt), mortgage, lien, pledge, charge, security interest or other encumbrance, or restriction on transfer in respect of such property or asset, excluding only non-exclusive intellectual property licenses granted in the ordinary course of business.

(uu)                 “Material Adverse Effect” means any (i) change, event or effect that is materially adverse to the Acquired Business, Products or Acquired Assets or (ii) circumstance, change or event that materially impairs Purchaser’s ability to make, use, sell, license, distribute, market, build, modify, debug and operate the Products in substantially the same manner as Seller prior to the date of this Agreement; provided, however, that “Material Adverse Effect” shall not include changes, events or effects that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or specific markets in which the Acquired Business competes, or that is attributable to the announcement or performance of this Agreement.

(vv)                 “Non-U.S. Employee” means any person listed on Schedule 1.1(u) who is identified as being principally employed outside of the United States.  For these purposes, a person who is normally considered to be principally employed in the United States, but who is on ex-patriot status, will be considered to be principally employed in the non-United States jurisdiction in which he or she is performing services as an ex-patriot.

(ww)               “Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

(xx)                  “Ordinary Course of Business” means the ordinary course of business, consistent with past practice (including with respect to quantity and frequency).

(yy)                 “Permits” means Seller’s interest in the governmental permits, authorizations, clearances, consents, licenses, registrations, orders and approvals, in each case solely related to the Acquired Business, set forth on Schedule 1.1(yy), to the extent such permits, authorizations, clearances, consents, licenses, registrations, orders and approvals are separately transferable to Purchaser.

(zz)                  “Permitted Liens” means those certain Liens: (a) for Taxes and other governmental charges and assessments which are not yet due and payable, (b) landlord’s, mechanic’s, materialmen’s and similar Liens incurred in the ordinary course of business for obligations which are not yet due and payable, (c) other Liens, not relating to borrowed money, on property which are not material in amount or do not materially impair the existing use of the property affected by such Lien, and (d) Liens in respect of pledges or deposits under workers’ compensation laws.

(aaa)               “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(bbb)              “Products” means all products of the Acquired Business described in Schedule 1.1(bbb).

(ccc)               “Product Transition Agreement” means the agreement substantially in the form attached hereto as Exhibit C.

(ddd)              “Purchase Price” means the price paid for the Acquired Business provided for in Section 3.1

(eee)               “Purchaser Disclosure Schedules” means the Schedules delivered by the Purchaser to the Seller in connection with this Agreement.

(fff)                 “Purchaser Material Adverse Effect” means any change, event or effect that is materially adverse to the business, financial condition or results of operations of the Purchaser; provided, however, that “Purchaser Material Adverse Effect” shall not include changes, events or effects that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or specific markets in which the Purchaser competes, or that is attributable to the announcement or performance of this Agreement.

(ggg)              “Registered Intellectual Property Rights” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by Governmental or Regulatory Authority; and (vi) any other Intellectual Property Rights listed on Schedule 1.1(ggg).

(hhh)              “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(iii)                  “Seller Disclosure Schedules” means the Schedules delivered by the Seller to the Purchaser in connection with this Agreement.

(jjj)                  “Seller’s Retained Environmental Liabilities” shall mean any liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person arising out of: (i) the presence, on or before the Closing, of any Hazardous Substances in the soil, groundwater, surface water, air or building materials of any Business Facility (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building Substances thereof; (iii) any Hazardous Substances Activity conducted on any Business Facility prior to the Closing or otherwise occurring prior to the Closing in connection with or to benefit the Acquired Business (“Pre-Closing Hazardous Substances Activities”); (iv) the exposure of any person to Pre-Existing Contamination or to Hazardous Substances in the course of or as a consequence of any Pre-Closing Hazardous Substances Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing; (v) the violation of any Environmental Laws by the Seller or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing; (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (viii) any of the foregoing to the extent they continue after the Closing.

(kkk)               “Software” means any and all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), Development Tools, design tools and user interfaces, in any form or format, however fixed.  Software shall include Source Code listings and documentation.

(lll)                  “Source Code” means computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(mmm)            “Subsidiary” means Analog Devices Canada Ltd., an Ontario corporation.

(nnn)              “Tangible Assets” means the tangible assets (including Products, Included Equipment Assets, and Web Content) listed on Schedule 1.1(nnn).

(ooo)              “Taxes” means all federal, state, provincial or local, income, payroll, withholding, VAT, excise, sales, use, goods and services, customs duties, personal property, use and occupancy, business and occupation, mercantile, real estate, ad valorem, capital stock and franchise or other taxes, and assessments and charges in the nature of taxes imposed by any governmental authority, including interest and penalties thereon and including estimated taxes.

(ppp)              “Tax Returns” means all federal, state, provincial, local and foreign returns, estimates, information statements and reports filed with a taxing authority.

(qqq)              “Technology” means all technology, technical and business information and all tangible embodiments of Intellectual Property Rights, including Software, Development Tools, systems, files, records, databases, drawings, artwork, designs, displays, audio-visual works, devices, hardware, apparatuses, documentation, prototypes, lab notebooks, development and lab equipment, methodologies, hardware, tools, manuals, specifications, flow charts, web pages, customer lists, electronic and other data, and other tangible embodiments of, or materials describing or disclosing, technical or business data, concepts, know-how, show-how, techniques, trade secrets, inventions (whether patentable or unpatentable), invention disclosures, algorithms, routines, formulae, processes, routines, files, processes, databases, works of authorship and the like.

(rrr)                 “Third Party Technology” means any Technology or Intellectual Property Rights of a third party or in the public domain, including open source, public source or freeware Technology or any modification or Derivative Work thereof, including any version of any Software licensed pursuant to any GNU general public license or limited general public license that was used in, incorporated into, integrated or bundled with any Technology or Intellectual Property Rights that has been, or is proposed to be, used or otherwise exploited by Seller for or in connection with the Acquired Business or that is otherwise reasonably required in order for Purchaser to use and fully exploit the Acquired Assets or carry on the Acquired Business following the Closing, or listed in Schedule 1.1(rrr).

(sss)               “Third Party Technology Contracts” means all of the Contracts, listed on Schedule 1.1(sss), pursuant to which Seller acquired access or rights to any Third Party Technology.

(ttt)                 “Transferred Intellectual Property Rights” means all Intellectual Property Rights owned or transferable by Seller that are exclusively related to the operation of the Acquired Business, including Intellectual Property Rights listed or described in Schedule 1.1(ttt).

(uuu)              “Transferred Patents” means those Patents which are included in Transferred Intellectual Property Rights.

(vvv)              “Transferred Technology” means all Technology owned or transferable by Seller that are exclusively related to the operation of the Acquired Business, including the Technology constituting the Products and the Web Content, and including all Technology listed on Schedule 1.1(vvv).  To the extent that any Software constitutes Transferred Technology, all versions and releases of such Software, and Software from which such Software was derived, in both Source Code and Object Code form, shall be included as Transferred Technology.

(www)            “Transition Services Agreement” means the transition services agreement substantially in the form attached hereto as Exhibit A with respect to specified services to be performed by Seller for Purchaser.

(xxx)                “Net Inventory” means the gross value, at standard cost, of Inventory related to the Acquired Business that relates to all Products of the Seller, subject to the following adjustments (i) inventory greater than 12 months of age shall not be included; (ii) finished goods inventory where the cost is greater than the selling price is written down to market value; and (iii) inventory that is less than 12 months of age is subject to reserve based on a demand reserve calculation, which writes down the portion of inventory less than 12 months old that is in excess of the next 12 month’s demand forecast.  The demand reserve is subject to exception for new products that have been released in the last 6 quarters.

(yyy)              “U.S. Employee” means any person listed on Schedule 1.1(u) who is identified as employed in the United States.  For these purposes, a person who is normally considered to be principally employed outside the United States, but who is on ex-patriot status in the United States, will be considered to be principally employed in the United States.

(zzz)                “Web Content” means all content owned by Seller and exclusively related to the Acquired Business that is, has been or is intended to be displayed or available on Seller’s world wide web site at Uniform Resource Locator www.Analog.com, including the content and materials listed on Schedule 1.1(zzz).

(aaaa)             Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401K Plan	7.12(g)
Acquisition Proposal	Section 7.5(a)
Added Patent	7.15(b)
Allocation	Section 7.14(a)
Cap Limitation	10.6(a)
Certified Closing Inventory	Section 1.1(n)
Charter Documents	Section 5.1
Closing	Section 4.1
COBRA	7.12(e)
Competitive Business Activity	9.1(a)
Copyrights	1.1(jj)
Customer Information	Section 5.12(f)
Deferred Revenue Accrual	Section 5.9
Employee Excluded Liabilities	7.12(f)
Environmental Permits	5.18(d)
ETA	4.6(a)
Excluded Contracts	Section 5.8
Excluded Equipment Assets	1.1(z)

Term	Section
Excluded Liabilities	Section 2.3
General Assignment	Section 4.3
Hazardous Substances Activity	Section 5.18(a)(i)
Included Equipment Assets	1.1(z)
Indemnified Party	10.2(b)
Indemnifying Party	10.2(b)
International Employee Plan	5.20(b)
IP Contracts	Section 5.14(m)
Leased Real Property	5.12(a)
Loss	Section 10.2(a)
M&A Qualified Beneficiaries	7.12(e)
Mediation	10.3(d)
Multiemployer Plan	5.20(b)
Nondisclosure Agreement	Section 7.4
Non-Paying Party	7.14(c)
Officer’s Certificate	Section 10.3(a)
Officer’s Closing Inventory Certificate	Section 8.3(k)
Open Source Materials	Section 5.14(x)
Patents	1.1(jj)
Paying Party	Section 7.14(c)
Pension Plan	5.20(b)
Potential Contributor	10.7(a)
Pre-Closing Hazardous Substances Activities	1.1(jjj)
Pre-Existing Contamination	1.1(jjj)
Prohibited Field of Use	9.1(a)
Purchase Price	Section 3.1
Purchaser	Preamble
Purchaser Indemnified Party	10.2(a)
Purchaser Indemnifying Party	10.2(b)
Purchaser Plan	7.12(g)
Restricted Employee	7.5(b)
Restricted Territory	9.1(a)
Seller	Preamble
Seller Financial Statements	Section 5.5(a)
Seller Indemnified Party	10.2(b)
Seller Indemnifying Party	10.2(a)
Selling Group	7.12(e)
Special Representations	10.1(b)(i)
Straddle Period Taxes	Section 7.14(c)
Third Party Claim	Section 10.4(a)
Trademarks	1.1(jj)

Term	Section
Transfer Taxes	Section 7.14(b)
Updated Schedules	Section 7.10
Use	Section 5.14(i)
Web Properties	1.1(jj)

(bbbb)            As used herein, (i) the word “including” shall be deemed to mean “including without limitation”; and (ii) except as otherwise specified, the words “law” or “laws” shall be deemed to refer to any applicable federal, state, provincial or local statute, law, standard, ordinance, regulation, rule, license, permit, approval, order, judgment or award of any court or governmental authority.

ARTICLE II
PURCHASE AND SALE OF ACQUIRED ASSETS

Section 2.1. Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, the Acquired Assets, free and clear of all Liens.

Section 2.2. Excluded Assets.  Purchaser expressly understands and agrees that notwithstanding anything to the contrary in this Agreement, the Excluded Assets shall be excluded from the Acquired Assets and the Excluded Assets shall remain for all purposes the properties and assets of Seller.

Section 2.3. Assumption of Liabilities.  Upon and subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.  Except for the Assumed Liabilities, Purchaser is not assuming any liability or obligation of Seller (the “Excluded Liabilities”), whether known or unknown, fixed or contingent, and regardless of when such liabilities or obligations may arise or may have arisen or when asserted, and Seller shall remain responsible for the Excluded Liabilities.  The Excluded Liabilities shall include all Liabilities of Seller that are not Assumed Liabilities, including, without limitation: (i) all warranty and support obligations for Products sold by Seller prior to the Closing, or that may arise after the Closing with respect to completed Inventory included in the Acquired Assets and sold by Purchaser within 90 days after the Closing; (ii) any Employee Excluded Liabilities; (iii) claims for employment discrimination or wrongful termination of employment by Seller; (iv) property, real estate, employment or other taxes or governmental liabilities, including penalties and interest of Seller prior to Closing; (v) claims for death, personal injury, property damage or consequential, punitive, or other damages relating to or arising out of any business conducted by the Seller; (vi) the violation or alleged violation by Seller of any law, including but not limited to laws relating to civil rights, health, safety, labor, discrimination, and protection of the environment; (vii) claims of the Seller’s creditors against Seller; (viii) Seller’s Retained Environmental Liabilities; and (ix) any liability or obligation of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and all liabilities, including Taxes, arising from or related to Seller’s operations or ownership of the Transferred Technology and the Acquired Assets through the Closing Date, including Seller’s portion of any Straddle Period Taxes (as defined below).

Section 2.4. License Back.  Subject to the terms and conditions of this Agreement, as of the Closing Date, Purchaser hereby grants to Seller a non-transferable (except as set forth below), non-sublicensable (except as set forth below), royalty-free, non-exclusive license under the Transferred Patents, in each jurisdiction where rights exist, to make, have made, use, sell, offer to sell and import the products of Seller excluding any product in the wired communications field that is: a DSL solution and/or a broadband network processor and/or router which has the primary purpose of providing network processing and/or routing.  Notwithstanding, it shall not be prohibited for Seller to conduct the activities described in Section 2.04(2) of the Licensing Agreement.  The Seller may grant sublicenses to the Transferred Patents (excluding sublicenses for the sublicensee to make or have made the Licensed AFE products for a party other than Seller), provided, however, that the terms and conditions of any such sublicenses provide (x) for all appropriate use restrictions, and (y) are comparable to those under which the Seller licenses its own valuable Intellectual Property Rights of a similar nature.  The licenses granted to the Seller pursuant to this Section 2.4 may not be transferred or assigned by the Seller, provided, however, Seller may transfer such license upon notice to Purchaser to a successor entity by way of a reorganization, merger or sale of all or substantially all of the assets of Seller.  Notwithstanding the foregoing, Seller may not transfer or assign (through merger, sale of asset or reorganization) the licenses granted herein with respect to Licensed AFEs to any successor entity that provides products or technology in the wired communications field that are: a DSL solution and/or a broadband network processor and/or router which has the primary purpose of providing network processing and/or routing.  Any assignment or transfer of the licenses granted to Seller in this Section 2.4 in violation of this Section 2.4 shall be null and void.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TRANSFERRED PATENTS ARE LICENSED BY PURCHASER TO SELLER “AS IS” WITHOUT ANY WARRANTY, INCLUDING ANY WARRANTY AS TO THE VALIDITY OF ANY CLAIM THEREIN.  Purchaser reserves all right, title and interest in all of its Intellectual Property Rights, including the Transferred Intellectual Property Rights, that are not expressly granted by Purchaser in this Section 2.4.

ARTICLE III
PURCHASE PRICE; EMPLOYEE RETENTION BONUS

Section 3.1. Purchase Price.  The total purchase price for the Acquired Assets (the “Purchase Price”) shall consist of the following:

(a)                   The Closing Cash Payment, which shall be payable by Purchaser to Seller at Closing by wire transfer in accordance with written instructions delivered by Seller to Purchaser at least five business days prior to Closing.

Section 3.2. Employee Retention Bonus.  Seller shall reimburse Purchaser for up to Five Hundred Fifty Thousand Dollars ($550,000) to be distributed by Purchaser following the twelve month anniversary of the Closing Date to Continuing Employees then still employed by the Purchaser, in the allocations set forth on Schedule 3.2; provided, however, that in the event any person listed on Schedule 3.2 does not agree to accept employment with the Purchaser upon the Closing, the amounts so allocated to such person on Schedule 3.2 may be re-allocated by Purchaser prior to the Closing Date to any other Employee listed on Schedule 3.2; and provided, further that Purchaser may, for its own account, negotiate additional retention bonus amounts above those specified during the period of time between the date hereof and the Closing Date (in which such case such reallocation or additions shall be set forth on an amended Schedule 3.2 to be delivered by Purchaser to Seller prior to the Closing).   Except as set forth in the preceding sentence, any amounts allocated to a Continuing Employee pursuant to Schedule 3.2 who is not so employed upon the twelve month anniversary shall not be reallocated and Seller shall have no reimbursement obligations with respect to any such amounts.

Section 3.3. Post-Closing Inventory Adjustment.  Not later than 60 days after the Closing, the Actual Closing Inventory shall be calculated and the purchase price shall be adjusted if required, as set forth above in the definition of “Actual Closing Inventory.”

ARTICLE IV
CLOSING AND DELIVERIES

Section 4.1. Closing.  The closing (the “Closing”) of the purchase and sale of the Acquired Assets hereunder shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, as soon as possible, but in no event later than two business days after satisfaction of the conditions set forth in Article VIII, or at such other time or place as Seller and Purchaser may agree.

Section 4.2. Delivery of Acquired Assets.

(a)                   On the Closing, Seller shall in the manner and form, and to the locations, reasonably specified by Purchaser, (i) deliver to Purchaser or other entit(ies) designated by Purchaser, all of the Acquired Assets (the cost of which such delivery, if to a site other than the current locations of the Acquired Business, shall be borne by Purchaser), (ii) fully disclose to Purchaser all Technology in the Acquired Business and the Acquired Assets to the extent not otherwise disclosed on the Seller Disclosure Schedules, and (iii) in the case of the Transferred Intellectual Property Rights or other intangible assets, deliver such instruments as are reasonably necessary or desirable to document and to transfer title to such assets from Seller to Purchaser in accordance with Section 4.3 below.  Without limiting the foregoing, all Software included in the Transferred Technology shall, at Purchaser’s request, be delivered to Purchaser by electronic means.

(b)                   To the extent that Purchaser cannot be granted possession by Seller in respect of certain Acquired Assets as of the Closing, those Acquired Assets shall be held by Seller for and on behalf of Purchaser until such time as Purchaser or its designee is granted possession thereof.

Section 4.3. Assignments.  Without limiting the foregoing, at the Closing, Seller shall deliver to Purchaser, duly executed by Seller:

(a)                   a General Assignment and Bill of Sale substantially in the form of Exhibit B hereto (the “General Assignment”);

(b)                   assignments of the Transferred Intellectual Property Rights in forms reasonably acceptable to Purchaser and otherwise suitable for filing in all relevant jurisdictions, including the Copyright registrations and assignments, the Patent assignments, Web Properties and the Trademark assignments;

(c)                   such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser’s counsel, as shall be effective to vest in Purchaser good and valid title in and to the Acquired Assets;

(d)                   all of the Assumed Contracts.  For each Assumed Contract for which consent has been obtained, Seller shall deliver to Purchaser a written agreement in a form reasonably satisfactory to Purchaser, signed by the party or parties (other than Seller) to such Assumed Contract pursuant to which such party or parties thereto consent to the transfer and assignment of such Assumed Contract to Purchaser;

(e)                   all documents containing or relating to “know-how” to be purchased by the Purchaser hereunder;

(f)                    all other previously undelivered documents required to be delivered by Seller (and in Seller’s possession or under its control) to the Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement; and

(g)                   all such other assignments and other instruments as, in the opinion of Purchaser’s counsel, are necessary to vest in the Purchaser good, valid and marketable title to the Acquired Assets.

Section 4.4. Deliveries of Purchaser.  At the Closing the Purchaser shall deliver to Seller the payments provided in Section 3.1 hereof and the Instrument of Assumption of Liabilities substantially in the form of Exhibit E hereto.

Section 4.5. Further Assurances; Post-Closing Cooperation.

(a)                   At any time or from time to time after the Closing, at Purchaser’s request, at no cost to Purchaser and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Acquired Assets, and, to the full extent permitted by law, to put Purchaser in actual possession and operating control of the Acquired Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement.

(b)                   Unless specifically authorized in writing by Purchaser, Seller shall not retain or use any copy of any Transferred Technology or any other Acquired Asset that is capable of being copied, including any software or materials constituting Transferred Technology.

Section 4.6. GST and Provincial Sales Tax

(a)                   The Purchaser and the Subsidiary shall elect jointly pursuant to the provisions of subsection 167 of the Excise Tax Act (Canada) (“ETA”), by completing on or before the Closing Date all prescribed forms and related documents so that for purposes of the ETA, no tax is payable under the ETA in respect of the Acquired Assets.  The Purchaser shall be responsible for filing the prescribed form within the prescribed time.

(b)                   The Subsidiary is registered for GST purposes pursuant to the ETA and its registration number is 89894 4566 RT0001.  The Purchaser is registered (or shall be registered prior to the Closing) for GST purposes pursuant to the ETA.

(c)                   The Purchaser and the Subsidiary acknowledge and agree that the Canadian Seller is selling the Acquired Assets outside the ordinary course of business for purposes of the Retail Sales Tax Act (Ontario), and the similar provisions of any other applicable provincial or territorial taxing statute where the Acquired Business is conducted and the Subsidiary shall, therefore, not collect any Taxes from the Purchaser under such Acts.  Purchaser shall provide the Seller with purchase exemption certificates for the provincial sales tax-exempt assets on or prior to the Closing Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule delivered to Purchaser in connection with this Agreement, Seller represents and warrants to Purchaser that the statements contained in this Article V are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, as if made on that date (except for representations and warranties expressly made only as of a specified date, which shall be true and correct in all respects as of such specified date).  Any disclosure made in the Seller Disclosure Schedule shall qualify other representations and warranties (or sections of representations and warranties) to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other representations and warranties (or sections of representations and warranties).

Section 5.1. Organization, Good Standing and Qualification.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, as set forth on Section 5.1 of the Seller Disclosure Schedule.  Seller has all full corporate power and authority to conduct its business as presently conducted and to own, use, license and lease its assets and properties.  Seller is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted would not have a Material Adverse Effect.  The Seller Disclosure Schedule sets forth a complete and accurate list of each jurisdiction where Seller is so qualified, licensed or admitted to do business relating to the Acquired Business.  Seller has made available to Purchaser a true and correct copy of the Articles of Organization and Bylaws, or comparable organizational documents, of such Seller, as amended through the date hereof (the “Charter Documents”), and each such instrument is in full force and effect.  Seller is not in violation of any of the provisions of its Charter Documents.  There are no proposed amendments to the Charter Documents.  The operations now being conducted by Seller relating to the Acquired Business have not now and have never been conducted under any other name.

Section 5.2. Corporate Authorization.  Seller has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement constitutes, and the Ancillary Agreements to which it is a party, when executed and delivered by Seller, will constitute, valid and binding obligations of Seller, enforceable against the Seller in accordance with its respective terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (y) the effect of rules of law governing the availability of equitable remedies and general principles of equity and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy

Section 5.3. Governmental Authorization; Consents.  No material consent, permit, qualification, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental or Regulatory Authority or any third party, including a party to any agreement with Seller (so as not to trigger a conflict), is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.4. Noncontravention.  The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the Charter Documents of Seller, (ii) assuming compliance with the governmental matters disclosed in Section 5.3, violate in any respect any Applicable Law, rule, regulation, judgment, injunction, order or decree, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Seller or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Acquired Assets pursuant to, any Contract or obligation to which Seller is a party or by which the Acquired Business, Products or the Acquired Assets are bound or affected.

Section 5.5. Seller Financial Statements.

(a)                   The income statements specifically related to the Acquired Business for the fiscal years ended October 30, 2004 and October 29, 2005, fairly present the financial results of Seller for the respective periods indicated; provided, however, that such income statements are based on the combined revenues, expenses, assets and liabilities of Seller relevant to the Acquired Business, have been prepared solely for the purpose of this Agreement and the Acquired Business was not conducted as a standalone entity during such periods.  Such income statements were not necessarily prepared in accordance with generally accepted accounting principles, including with respect to the allocation or estimation of costs, operating expenses, assets and liabilities that were included in the Acquired Business.  Such financial statements are hereinafter collectively referred to as the “Seller Financial Statements.”

(b)                   As of the date hereof, Seller has no Liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured or unmatured relating to the Acquired Business, other than (i) as reflected on the Audited Financial Statements; (ii) as have arisen since the date of the most recent balance sheet contained in the Audited Financial Statements in the Ordinary Course of Business; and (iii) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.   The Seller Disclosure Schedule separately identifies as of the date hereof (i) each Liability of Seller relating to the Acquired Business to any Employee, except for ordinary course liabilities to Employees such as accrued salaries, bonus, vacation and other benefits, or as otherwise disclosed under Schedule 5.20, and (ii) each Liability of Seller relating to the Acquired Business greater than $100,000.

(c)                   A true and correct copy of the Seller Financial Statements is attached to the Seller Disclosure Schedule.

(d)                   When delivered as contemplated by Section 8.3(n), the Audited Financial Statements shall be complete and correct in all material respects, will have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated, and will fairly present the financial position of the Acquired Business as of the respective dates and for the respective periods indicated.

Section 5.6. Absence of Changes.  Since October 29, 2005, and except as contemplated by this Agreement, Seller has conducted the Acquired Business only in the Ordinary Course of Business and, without limiting the generality of the foregoing:

(a)                   There has been no event or change in the condition (financial or otherwise), net worth, assets, operations, obligations or liabilities of the Acquired Business which, in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect;

(b)                   Seller has not mortgaged, pledged or otherwise encumbered any of the Acquired Assets;

(c)                   Seller has not sold, assigned, licensed, leased, transferred or conveyed, or committed itself to sell, assign, license, lease, transfer or convey, any of the Acquired Assets, other than in the Ordinary Course of Business;

(d)                   There has been no destruction of, damage to or loss of any of the Acquired Assets, ordinary wear and tear excepted;

(e)                   Seller has not accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving the Acquired Business, other than in the Ordinary Course of Business;

(f)                    Seller has not delayed or postponed the payment of material accounts payable and other Liabilities relating to the Acquired Business, other than in the Ordinary Course of Business;

(g)                   Seller has not advanced delivery dates of Products ahead of the customer’s requested delivery dates;

(h)                   Seller has not delayed orders to suppliers relative to usual and customary order dates;

(i)                    Seller has taken all actions reasonably required to maintain, renew, or enforce any Registered Intellectual Property Rights, including submission of required documents or fees during the prosecution of patent, trademark or other applications for Registered Intellectual Property Rights;

(j)                    Seller has not made or agreed to make any transfer (by way of a license or otherwise) to any Person of any right to any Transferred Intellectual Property Rights or Transferred Technology, other than non-exclusive licenses granted in the Ordinary Course of Business through the use of agreements that do not materially deviate from the forms of agreement previously provided to Purchaser;

(k)                   Seller has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) relating to the Acquired Business;

(l)                    Seller has not entered into any capital commitments in relation to any of the Acquired Assets or the Acquired Business;

(m)                  No litigation has been commenced or, to the Knowledge of Seller, threatened and to the Knowledge of Seller, no reasonable basis exists for any litigation, proceeding or investigation against Seller related to the Acquired Assets;

(n)                   To the Knowledge of Seller no litigation has been commenced or threatened against any Continuing Employee related to the Acquired Assets;

(o)                   There has been no written notice of any claim or potential claim of ownership by any Person other than Seller of the Transferred Technology or the Transferred Intellectual Property Rights, or of infringement by the Acquired Business of any other Person’s Intellectual Property Rights;

(p)                   Seller has not received written notice of any claim or potential claim, and to the Knowledge of Seller, no basis exists for any claim that Seller has infringed the Intellectual Property Rights of any person or entity related to the Acquired Business; and

(q)                   There has been no agreement by or on behalf of Seller to do any of the things described in the preceding clauses (a) through (o) (other than negotiations with Purchaser and their representatives regarding the transactions contemplated by this Agreement).

Section 5.7. Legal and Other Compliance.  Seller is in compliance in all material respects with all Applicable Laws that are related to or necessary for the operation of the Acquired Business.  No Action or Proceeding has been filed or commenced or, to the Knowledge of Seller threatened against Seller alleging any failure so to comply, nor, to the Knowledge of Seller is there any reasonable basis therefor.

Section 5.8. Assumed Contracts.  Except with respect to the Licensed Technology or as listed in Schedule 5.8 (the “Excluded Contracts”), the Assumed Contracts listed on Schedule 1.1(h) are all of the Contracts between Seller and any third party related to, or necessary for, the operation of the Acquired Business as currently conducted, and true and complete copies of all such Assumed Contracts have been delivered to Purchaser.  Each Assumed Contract is in full force and effect in accordance with its terms and, to the Knowledge of Seller, no third party to any such Assumed Contract is in material breach, violation or default thereunder.  Seller has neither materially breached, violated or defaulted under, nor received notice that Seller has breached, violated or defaulted under, any of the terms or conditions of any Assumed Contract.  All Contracts between Seller and any third party related to or necessary for the Acquired Business are listed in either Schedule 1.1(h) (Assumed Contracts) or Schedule 5.8 (Excluded Contracts) and complete copies of all such Contracts have been delivered to Purchaser or Purchaser’s counsel.

Section 5.9. Support and Service Contracts.  Schedule 5.9 sets forth a true and complete list of all Contracts pursuant to which Seller is obligated (or will be obligated at Closing) to provide support, service and maintenance to customers of the Acquired Business, together with the amounts of deferred revenue which are associated with the executory support and service obligations under such Contracts (each, a “Deferred Revenue Accrual”).  Each Deferred Revenue Accrual is as reflected in the Books and Records and has been accrued in accordance with GAAP, consistently applied, and each arose in the Ordinary Course of Business.

Section 5.10. No Liquidation, Insolvency, Winding Up.

(a)                   No order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding:

(i)            any petition or order for the winding-up of Seller;

(ii)           any appointment of a receiver over the whole or part of the undertaking of assets of Seller;

(iii)          any petition or order for administration of Seller;

(iv)          any voluntary arrangement between Seller and its creditors;

(v)           any distress or execution or other process levied in respect of Seller which remains undischarged; or

(vi)          any unfulfilled or unsatisfied judgment or court order against Seller.

(b)                   Seller is deemed able to pay its debts within the meaning of Applicable Law.

(c)                   The operations of Seller have not been terminated.

Section 5.11. Restrictions on Business Activities.  Other than (i) the provisions of the following nature provided in the Assumed Contracts, which provisions have not been redacted or (ii) such provisions that are disclosed in the Seller Disclosure Schedule, there is no agreement (noncompetition, field of use, most favored nation or otherwise), commitment, judgment, injunction, order or decree relating to the Acquired Business, Products or Acquired Assets which has or reasonably could be expected to have the effect of prohibiting or impairing Seller from (a) any practice of the Acquired Business, (b) making any acquisition of property (tangible or intangible) in connection with the operation of the Acquired Business or the Acquired Assets, (c) conducting the Acquired Business or (d) prohibiting the transactions contemplated by this Agreement and the Ancillary Agreements.  Other than (i) the provisions of the following nature provided in the Assumed Contracts, which provisions have not been redacted or (ii) such provisions that are disclosed in the Seller Disclosure Schedule, Seller has not entered into any agreement under which the operations of the Acquired Business are restricted or which places any restrictions upon Seller with respect to selling, licensing or otherwise distributing any of the Products or the Transferred

Technology to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

Section 5.12. Title to Properties, Absence of Liens, Condition of Equipment.

(a)                   Neither Seller nor any of its Affiliates owns any real property in connection with the Acquired Business.  Schedule 5.12 sets forth a list of all real property currently leased by Seller or any of its Affiliates in connection with the Acquired Business (the “Leased Real Property”), the name of the lessor, the name of the lessee and the date of the lease and each amendment thereto.  Seller has delivered to Purchaser a true and correct copy of each Facility Lease.  Such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) by Seller or any of its Affiliates or, to the Knowledge of the Seller, by any other party thereto.  The business operations conducted by the Acquired Business subject to such leases does not materially violate any Applicable Law, building code or zoning requirement or classification relating to the particular property or such operations.  All material approvals of governmental authorities (including licenses and permits) required in connection with the operation of the Acquired Business on such Leased Real Property have been obtained.

(b)                   Seller and its Affiliates have completed any and all registration requirements associated with any Facility Lease and paid all fees associated therewith.  To the Knowledge of the Seller, there are no pending or threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body against the Leased Real Property.  Under the present circumstances (prior to the assignment of any Facility Lease in conjunction with this transaction), upon expiration of any Facility Lease that is to be assumed by Purchaser, the Seller or Seller Affiliate that is the tenant under such Facility Lease will not be required to expend more than $10,000 to restore the Leased Real Property.

(c)                   Each of Seller and its Affiliates has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, each Acquired Asset (including without limitation, Transferred Intellectual Property Rights and Transferred Technology) being transferred to Purchaser free and clear of any Liens (including any Liens created as a result of the consummation of the transactions contemplated hereby), other than Permitted Liens.  Other than Permitted Liens, the only Liens encumbering any Acquired Asset are the Liens listed on Schedule 1.1(tt), which Liens shall be removed prior to Closing.  To the Knowledge of Seller, no basis exists for the assertion of any claim which, if adversely determined, would result in a Lien on any Acquired Asset or otherwise adversely affect the Acquired Business, any Product or any Acquired Asset.

(d)                   Schedule 1.1(nnn) lists all Tangible Assets owned or leased by Seller and its Affiliates for use in the Acquired Business, and such Tangible Assets and Equipment are (i) adequate for the conduct of the Acquired Business by Seller as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.  Schedule 1.1(nnn) identifies where each Tangible

Asset (excluding Products, Equipment, and Web Content) is located and whether such Tangible Assets and Transferred Technology are leased to Seller (and, if so, by which lessor).

(e)                   Seller (itself or through its Affiliates) is in custody and control of all the Acquired Assets being sold and transferred by Seller to Purchaser pursuant to this Agreement and the Ancillary Agreements.

(f)                    Seller and its Affiliates have sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the current, former and reasonably anticipated future customers of the Acquired Business in the possession, custody or control of Seller (the “Customer Information”).  No Person other than Seller possesses any claims or rights with respect to use of the Customer Information.

Section 5.13. Customers and Sales.  Schedule 5.13 contains Seller’s list (for a period covering the three prior fiscal years), of all present and reasonably anticipated customers of the Acquired Business together with summaries of the sales made to each customer, as applicable.

Section 5.14. Intellectual Property.

(a)                   Schedules 1.1(ttt) and 1.1(vvv), listing or describing the Transferred Intellectual Property Rights (excluding Trade Secrets and Copyrights) and the Transferred Technology, respectively, are true, complete and accurate.  Schedule 1.1(bbb) is a true complete and accurate list of all Products developed (including those under development), made, distributed, marketed, supported, sold, leased or licensed in connection with the Acquired Business, in the five (5) years prior to Closing.

(b)                   Schedule 1.1(ggg) lists of all Registered Intellectual Property Rights that is an Acquired Asset.  All such Registered Intellectual Property Rights are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and are not subject to any unpaid maintenance fees or taxes or actions falling due within 90 days after the Closing Date, and all such Registered Intellectual Property Rights that are not applications are to Seller’s Knowledge valid, subsisting and enforceable (excluding applications).  All such Registered Intellectual Property Rights have been filed in Seller’s name or have been assigned to Seller and such assignments have been properly recorded prior to the Closing Date.  There are no proceedings or actions before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Transferred Intellectual Property Rights.

(c)                   Seller owns exclusively, and has good and marketable title to all works of authorship and all associated copyrights that are Transferred Intellectual Property Rights and Licensed Intellectual Property Rights owned by Seller.  All Acquired Assets shall be fully transferable and alienable by Purchaser and all Licensed Intellectual Property Rights shall be licensable, subject to the terms of the Licensing Agreement.

(d)                   To the extent that any Licensed Intellectual Property Rights owned by Seller, Transferred Intellectual Property Rights or item of Transferred Technology was originally owned or created by or for any third party, including any contractor or employee of Seller and any predecessor of Seller: (i) Seller has a written agreement with such third party or parties with respect thereto, pursuant to which Seller has obtained irrevocable, complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Technology and Intellectual Property Rights by valid assignment or otherwise and has requested the waiver of all non-assignable rights, including but not limited to all moral rights; (ii) the transfers and/or licenses from Seller to Purchaser hereunder do not violate such third party agreements; (iii) such third parties have not retained and do not have any rights or licenses with respect to the Licensed Intellectual Property Rights owned by Seller, Transferred Intellectual Property Rights or Transferred Technology; and (iv) no basis exists for such third party to challenge or object to this Agreement.

(e)                   Seller has the full and unencumbered right to assign and transfer to Purchaser all of Seller’s rights in and under the Assumed Contracts that provide Intellectual Property Rights without incurring, or causing Purchaser to incur, any obligation to any third party, including any royalty obligations not set forth in the Assumed Contracts.

(f)                    No third party who has licensed or transferred any Intellectual Property Rights that are Transferred Intellectual Property Rights or Licensed Intellectual Property Rights to Seller has ownership rights or license rights to improvements, enhancements or derivative works made by Seller, its licensees or assignees in such Intellectual Property.

(g)                   Except for non-exclusive rights granted in connection with the sale of products to customers in the ordinary course of business, Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, or joint ownership of, any Transferred Intellectual Property Right to any other Person.

(h)                   The Transferred Intellectual Property Rights and Licensed Intellectual Property Rights constitute all of the Intellectual Property Rights that are not Patents and Trademarks related to, used in, necessary to, or that would be infringed by, the current conduct of the Acquired Business (and as conducted in substantially the same manner following Closing) and the design, development, reproduction, distribution, marketing, manufacture, use, import, license and sale (“Use”) of Products, including Products or services currently under development.  To the Seller’s Knowledge, the Transferred Intellectual Property Rights and Licensed Intellectual Property Rights constitute all of the Patents related to, used in, necessary to, or that would be infringed by, the current conduct of the Acquired Business (and as conducted in substantially the same manner following Closing) and the Use of Products, including Products or services currently under development.  The Licensed Patents and Transferred Patents constitute all of the Patents Controlled by Seller that would be infringed by or are used in the current conduct of the Acquired Business (and as conducted in substantially the same manner following Closing) including the Use of Products, including Products or services currently under development.

(i)                    The Transferred Technology constitutes all of the Technology (other than Patents and Trademarks (and with respect to Patents and Trademarks, to Seller’s Knowledge all such Patents and Trademarks)) related to, used in or necessary to the operation of the Acquired Business, as it currently is conducted (and as conducted in substantially the same manner following Closing), including, without limitation, Use of Products and services (including Products or services currently under development).

(j)                    No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Transferred Intellectual Property or Transferred Technology, and no governmental entity, university, college, other educational institution or research center has any claim or right or to the Transferred Intellectual Property or Transferred Technology.  No current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Transferred Intellectual Property or Transferred Technology, has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(k)                   Seller has, and as a result of the transactions contemplated hereby, Purchaser will have, the right to use, pursuant to valid licenses, all Development Tools that are material to the Acquired Business or that are used in the Acquired Business, including the creation, modification, compilation, operation or support of Products and other Transferred Technology.

(l)                    Schedule 1.1(rrr) lists all Third Party Technology that was, or is, used in, incorporated into, integrated or bundled with, any Technology that is or was Transferred Technology or Product and the related Third Party Technology Contracts.

(m)                  Schedule 5.14(m) lists all material contracts, licenses or agreements to which Seller is a Party with respect to any Transferred Technology or the Transferred Intellectual Property Rights (the “IP Contracts”).  Seller is not in breach of nor has Seller failed to perform under, and, to Seller’s knowledge, no other party to any of the IP Contracts is in breach thereof or has failed to perform thereunder.

(n)                   Neither (i) the operation of the Acquired Business as currently conducted, including the Use of the Products, by either Seller or, following the Closing, by Purchaser, nor (ii) the Acquired Assets (including the Transferred Technology) do or will: (A) infringe or misappropriate the Intellectual Property Rights that are not Patents and Trademarks of any Person; (B) violate the rights of any Person (including rights to privacy or publicity); or (C) constitute unfair competition or trade practices under the laws of any jurisdiction.  To Seller’s Knowledge, neither (i) the operation of the Acquired Business as currently conducted, including the Use of the Products, by either Seller or, following the Closing, by Purchaser, nor (ii) the Acquired Assets (including the Transferred Technology) do or will infringe or misappropriate any Patent and Trademark of any Person.  Seller has not received notice from any Person claiming that the operation of the Acquired Business or Use of any Product or Acquired Asset (including Products, Transferred Technology or services currently under development) infringe or misappropriate the Intellectual Property Rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

(o)                   No licenses to Intellectual Property Rights that are not Patents and Trademarks or other consents are required from any third party to permit Purchaser to operate the Acquired Business or to fully exploit the Acquired Assets.  To Seller’s Knowledge no licenses to Patents and Trademarks are required from any third party to permit Purchaser to operate the Acquired Business or to fully exploit the Acquired Assets.

(p)                   There are no Contracts between Seller and any other Person with respect to the Acquired Business or the Acquired Assets, including the Transferred Intellectual Property, under which there is any dispute (or to the Knowledge of Seller any threatened dispute) regarding the scope of such Contract or performance under such Contract.

(q)                   Seller does not have any currently pending claim against any third party for infringing or misappropriating any Transferred Intellectual Property Rights and, to the Knowledge of and Seller, no Person is infringing or misappropriating the Transferred Intellectual Property Rights.

(r)                    Seller does not have any knowledge of any facts or circumstances that would render any of the Transferred Intellectual Property Rights invalid or unenforceable.

(s)                   Seller has taken all reasonable steps that are required to protect Seller’s rights in confidential information and trade secrets of Seller associated with or related to the Acquired Business, the Products or the Acquired Assets.

(t)                    Except for nonexclusive written licenses granted to customers in the ordinary course of business to the software identified on Schedule 5.14(t), no third party possesses any copy of any Source Code to any Software that is Transferred Technology (including any Product) and Seller shall have delivered to Purchaser all copies, and Seller shall not have retained any copy, of any Source Code to any Software that is Transferred Technology.

(u)                   Seller has and enforces a policy requiring each employee and consultant of Seller to execute a proprietary rights and confidentiality agreement substantially in the form provided to the Purchaser and all current and former employees and consultants of Seller who have created or modified any of the Transferred Intellectual Property Rights or Transferred Technology have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Transferred Technology and the Transferred Intellectual Property Rights to Seller.  No Person has the legal right to assert moral rights and similar rights of attribution with respect to any use, modification or distribution of any Transferred Intellectual Property Rights or Transferred Technology.

(v)                   The assignment to Purchaser of any Assumed Contracts will not result in: (i) Purchaser granting to any third party any right to or with respect to any Technology or

Intellectual Property Right owned by, or licensed to, Purchaser (other than the Transferred Intellectual Property Rights or Transferred Technology); (ii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses; (iii) Purchaser being obligated to pay any royalties or other amounts to any third party in excess of those payable by Seller prior to the Closing; or (iv) conflict with or breach of any Assumed Contract.  Notwithstanding the foregoing, Seller makes no representation regarding any agreement or Contract to which Seller was not or is not a party.

(w)                  Seller has disclosed in writing to Purchaser all information relating to any material problem or issue with respect to any of the Products (or any other product, Technology or service of Seller).  Without limiting the foregoing, there have been, and are, no claims asserted against Seller related to the Products.

(x)                    Schedule 5.14(x) sets forth all Intellectual Property Rights and Technology of a third party or in the public domain, including “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”), that was used in, incorporated into, integrated or bundled with any item of Products, Transferred Intellectual Property Rights or Transferred Technology that is, or was, used in the Acquired Business, or incorporated in or used in the development or compilation of any Products, Transferred Intellectual Property Rights or Transferred Technology; and (2) describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by (or on behalf of) Seller) and how such materials are combined or connected with any non Open Source Materials hat are Transferred Intellectual Property Rights.

Section 5.15. Litigation.  There is no Action or Proceeding specifically naming the Seller pending or, to the Knowledge of the Seller, threatened against, relating to or affecting directly the Acquired Business, any Product, any Acquired Asset or any Continuing Employee, or that questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with this Agreement.  To the Knowledge of the Seller, there is no reasonable basis for any such Action or Proceeding.  There are no judgments, orders, decrees, citations, fines or penalties (including without limitation any that would restrict in any manner the use, transfer or licensing or may affect the validity, use or enforceability of the Acquired Assets or Licensed Intellectual Property Rights) heretofore assessed against Seller relating to the Acquired Business, any Product, any Acquired Asset or any Continuing Employee under any federal, state, local or foreign law.  No Governmental or Regulatory Authority has at any time challenged or questioned in writing, or to the Knowledge of Seller, otherwise challenged or questioned, the legal right of Seller to conduct the Acquired Business as currently conducted and as proposed to be conducted, including the right to manufacture, offer or sell any Product.

Section 5.16. Tax Matters.

(a)                   To the extent relevant to the Acquired Assets, the Products or the Acquired Business, as of the Closing Date, Seller will have prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to Seller or its operations and such Tax Returns are true and correct and have been completed in accordance with Applicable Law.

(b)                   To the extent failure to do so could adversely impact Purchaser, the Acquired Business, the Products, the Acquired Assets or Purchaser’s use or ownership of the Acquired Assets or operation of the Acquired Business, as of the Closing Date, Seller (i) will have timely paid all Taxes it is required to pay and (ii) will have timely withheld or paid (as the case may be) with respect to its employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c)                   To the extent failure to do so could adversely impact Purchaser, the Acquired Business, the Products, the Acquired Assets or Purchaser’s use or ownership of the Acquired Assets or operation of the Acquired Business, as of the Closing Date, Seller will not be delinquent in the payment of any Tax, nor will there be any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)                   No audit or other examination of any Tax Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

(e)                   Seller has no, and knows no, factual basis for the assertion of any claim for any liabilities for unpaid Taxes of Seller for which Purchaser would become liable as a result of the transactions contemplated by this Agreement or that would result in any Lien on any of the Acquired Assets.

(f)                    There are (and immediately following the Closing there will be) no Liens on the Acquired Assets relating to or attributable to Taxes that the Seller is required to pay, collect, remit or withhold and there are no judgments against the Seller for or with respect to any Taxes arising out of the operation of the Acquired Business.

(g)                   The Subsidiary is a resident of Canada within the meaning of the ITA.

(h)                   Except for the Subsidiary, no other Seller (i) carried on any business in Canada; (ii) owns any taxable Canadian property as that term is defined in the ITA; and (iii) will be selling any of the Acquired Assets to the Purchaser herein in Canada.

Section 5.17. Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Seller in respect of the Acquired Business, the Products or Acquired Assets, except as granted to Purchaser hereunder.

Section 5.18. Environmental Matters.

(a)                   Definitions:  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)            “Hazardous Substances Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including, without limitation, any required labeling or payment of waste fees or charges (including so-called e-waste fees).

(b)                   To the Knowledge of the Seller, as of the Closing, except in compliance with applicable Environmental Laws, no Hazardous Substances are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Seller or any of its Affiliates for the Acquired Business or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Seller or any of its Affiliates for the Acquired Business.

(c)                   The Seller and its Affiliates have conducted all Hazardous Substance Activities relating to the Acquired Business in compliance in all material respects with all applicable Environmental Laws.  To the Knowledge of Seller, no claims have been asserted against Seller or its Affiliates resulting from exposure of any person to a Hazardous Substance resulting from the Hazardous Substances Activities of the Seller or any of its Affiliates with respect to the Acquired Business.

(d)                   Schedule 5.18(d) accurately describes all of the permits required under any Environmental Laws (“Environmental Permits”) currently held by the Seller and its Affiliates relating to the Acquired Business and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Substance Activity of the Seller and its Affiliates relating to the Acquired Business as such activities are currently being conducted.  All such Environmental Permits are valid and in full force and effect.  The Seller and its Affiliates have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Substances Activities.

(e)                   Schedule 5.18(e) identifies which of Seller’s products are manufactured in a lead (Pb)-free version (containing less than the threshold amounts of hazardous substances regulated by the European Directive 2002/95/EC restriction on the use of certain hazardous materials, as amended) and provides material content declarations for each product currently available.

(f)                    The Seller has delivered to Purchaser or made available for inspection by Purchaser and its agents, representatives and employees all documents in the Seller’s or any Affiliate’s possession concerning the Hazardous Substances Activities of the Seller relating to its Acquired Business and all environmental audits and environmental assessments of any Business Facility at which the Acquired Business is conducted at the request of, or otherwise in the possession of Seller or any of its Affiliates.

Section 5.19. Brokers’ and Finders’ Fees.  Except as set forth in the Seller Disclosure Schedules, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 5.20. Employee Matters.

(a)                   Continuing Employees of Acquired Business.

(i)            Schedule 5.20(a) contains a complete and accurate list as of January 10, 2006 of Employees, showing for each such Employee: (i) name, position held, annualized base salary, target incentive compensation and equity compensation to each such individual, or any person connected with any such individual, and includes, if any, the total bonus payments in calendar 2005, (ii) the date of hire, (iii) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves, if any), (iv) visa status, and (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such Employee, and a list of contractors, showing for each such contractor, (i) name, (ii) location, (iii) role, for contractors in Canada, or designation and group for contractors in India, (iv) compensation, (v) contract start date and where applicable, end date, and (vi) in India, the identity of the third party agency providing such contractors and its related fee.

(b)                   Employee Plans.

(i)            Definitions.  The following terms, when used in this Section 5.20(b), shall have the following meanings:

(1)           “International Employee Plan” shall mean each Benefit Plan that has been adopted or maintained by Seller or an ERISA Affiliate, whether informally or formally, or with respect to which Seller or any ERISA Affiliate will or may have any liability, for the benefit of any Non-U.S. Employees.

(2)           “Multiemployer Plan” means any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(3)           “Pension Plan” shall mean each Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(ii)           Pension and Benefit Plans.

(1)           Neither Seller nor any ERISA Affiliate has, in the last five (5) years, maintained, established, sponsored, participated in, contributed to, or had or could have any obligation to, any (A) Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (B) Multiemployer Plan.

(2)           Schedule 5.20(b)(ii)(2) contains a complete list of all Benefit Plans (including International Employee Plans), (a) for which Employees are eligible, (b) that currently provide benefits to Employees, or (c) that have provided, benefits to Employees for which the Seller or an ERISA Affiliate has outstanding liabilities with respect to such Employees.  Seller and, as applicable, its ERISA Affiliates, are in material compliance with the terms of, and all Applicable Laws for, each Benefit Plan intended to include a Code Section 401(k) arrangement including, but not limited to, ERISA and the Code.

(c)                   Labor.  No work stoppage or labor strike against Seller or any ERISA Affiliate is pending, threatened or reasonably anticipated with respect to the Acquired Business.  Seller does not know of any activities or proceedings of any labor union to organize any current Employees (including Continuing Employees).  Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees (including Continuing Employees) and no collective bargaining agreement is being negotiated with respect to Employees (including Continuing Employees).

Section 5.21. Warranties; Defects; Liabilities.  Each Product manufactured, sold, licensed, leased or delivered by Seller, and all services performed by Seller, have been in conformity with all applicable contractual commitments and all express and implied warranties except where the failure to be in such conformity would not have a Material Adverse Effect.  Except as disclosed in Schedule 5.21, there is no pending or, to Seller’s knowledge, threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller for replacement or repair thereof or other damages in connection therewith with respect to any Product.  No Product manufactured, sold, licensed, leased, or delivered by Seller, and no service performed by Seller, is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by Applicable Law.  Schedule 5.21 includes copies of the standard terms and conditions of license or services for Seller used in the Acquired Business.

Section 5.22. Books and Records.  The Books and Records (a) are accurate in all material respects, (b) have been maintained in accordance with Applicable Laws and with generally accepted practices and standards in the jurisdiction(s) in which Seller operates and (c) are in Seller’s possession or under its control.

Section 5.23. Acquired or Licensed Assets.  Other than as set forth in the Transition Services Agreement, the Acquired Assets and the Licensed Intellectual Property Rights comprise all of the assets, properties and rights of every type and description (other than real property) used or developed by Seller or are sufficient for the conduct of the Acquired Business (and as conducted in substantially the same manner following Closing) by Seller and its Affiliates.  The Acquired Assets include all assets that are reflected in the Books and Records as assets of the Acquired Business.

Section 5.24. Affiliate Transactions.  No director or officer of Seller (a) owns, directly or indirectly, on an individual or joint basis (i) any interest in any Acquired Asset or (ii) any interest (other than a passive investment in less than five percent (5%) of the outstanding voting securities of a company that is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended) in any Person that is a supplier, customer or competitor of the Acquired Business, (b) serves as an officer, director or employee of any person that is a supplier, customer or competitor of the Acquired Business where such relationship would be required to be disclosed pursuant to Regulation S-K, Item 404 promulgated under the Securities Exchange Act of 1934, as amended or (c) has received any loan from or is otherwise a debtor of or has made any loan to or is otherwise a creditor of Seller where such loan is secured by any of the Acquired Assets.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedule delivered to Seller in connection with this Agreement, Purchaser represents and warrants to Seller as of the date of this Agreement and as of the Closing Date that:

Section 6.1. Organization, Qualification and Corporate Power.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Purchaser is duly qualified to conduct business and is in corporate and tax good standing in the State of California and under the laws of each other jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Purchaser Material Adverse Effect.  The Purchaser has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Purchaser has furnished or made available to the Seller complete and accurate copies of its Certificate of Incorporation and By-laws.

Section 6.2. Authorization of Transaction.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

Section 6.3. Noncontravention.  Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or By-laws of the Purchaser, (b) require on the part of the Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental or Regulatory Authority, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Purchaser is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets.

ARTICLE VII
COVENANTS OF SELLER AND PURCHASER

Section 7.1. Access Pending the Closing.  During the period commencing on the date of this Agreement and continuing through the Closing Date, Seller will (i) afford to Purchaser and its representatives, at all reasonable times during normal business hours, full and complete access to the Employees, and to Seller’s properties, contracts, Books and Records and other documents and data (including access to all Source Code related to the Products) related to the Acquired Business, (ii) furnish Purchaser and its representatives with copies of all such Contracts, Books and Records, and other existing documents and data related to the Acquired Business as Purchaser may reasonably request, and (iii) furnish Purchaser and its representatives with such additional financial (including Tax Returns and supporting documentation), operating, and other data and information as Purchaser may reasonably request, in each case relating to the Acquired Business.  No information or knowledge obtained in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

Section 7.2. Operation of the Acquired Business by Seller.  Between the date of this Agreement and the Closing Date, unless otherwise agreed in writing by Purchaser, Seller will:

(a)                   except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Acquired Business in the Ordinary Course of Business;

(b)                   pay the Liabilities of the Acquired Business when due;

(c)                   pay or perform other obligations of the Acquired Business when due;

(d)                   use commercially reasonable efforts to preserve intact the current business organization of Seller relating to the Acquired Business, keep available the services of the Employees (including providing reasonable cooperation to Purchaser in its efforts to hire the Employees upon the closing), and maintain the relations and goodwill with the suppliers, customers, distributors, licensors, licensees, landlords, trade creditors, employees, agents and others having business relationships with Seller relating to the Acquired Business, with the goal of preserving unimpaired the goodwill and ongoing business of the Acquired Business as of the Closing;

(e)                   confer with Purchaser concerning business or operational matters relating to the Acquired Business of a material nature;

(f)                    use commercially reasonable efforts to maintain all of the Acquired Assets in their current condition, ordinary wear and tear excepted;

(g)                   maintain in full force all insurance policies currently in effect with respect to the Acquired Business, including any health and welfare renewals;

(h)                   maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practices;

(i)                    refrain from requesting or inducing any customer to advance delivery dates ahead of usual and customary shipment dates; and

(j)                    refrain from delaying placement of orders to suppliers and delaying receipt of delivery of such orders of the Acquired Business relative to usual and customary ordering practices.

Section 7.3. Conduct Prior to Closing.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not without the prior written consent of Purchaser, to the extent related to the Acquired Business:

(a)                   take any action to impair, encumber or create a Lien (other than Permitted Liens) against the Acquired Assets;

(b)                   other than for Contracts entered into in the Ordinary Course of Business, buy, or enter into any inbound license agreement with respect to, Third Party Technology or the Intellectual Property Rights of any third party to be incorporated in or used in connection with the Acquired Business or sell, lease or otherwise transfer or dispose of, or enter into any outbound license agreement with respect to, any of the Acquired Assets with any third party;

(c)                   other than for Contracts entered into in the Ordinary Course of Business, enter into any Contract relating to (i) the sale or distribution of any Product, (ii) the provision of any services or (iii) any of the Acquired Assets;

(d)                   change pricing or royalties charged to customers or licensees of the Acquired Business if such changes would require approval at a the level of product line manager or greater;

(e)                   enter into any strategic arrangement or relationship, joint venture, development or joint marketing arrangement or agreement relating to the Acquired Business;

(f)                    amend or modify, or violate the terms of, any of the Assumed Contracts;

(g)                   revalue any of the Acquired Assets, including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable, other than in the Ordinary Course of Business and in a manner consistent with past practice;

(h)                   to the extent that doing so would adversely impact the Acquired Business in the hands of Purchaser, the Products and the Acquired Assets , make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case relating to the Acquired Business, the Products and the Acquired Assets;

(i)                    commence or settle any Actions or Proceedings or obtain any releases of threatened Actions or Proceedings involving or relating to the Acquired Business;

(j)                    take any action, or fail to take any action, which would intentionally result in any of the representations and warranties set forth in Article V not being true and correct in all material respect on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

(k)                   file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws; or

(l)                    take, or agree in writing or otherwise to take, any of the actions described in Section 7.3(a) through (k) above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.

Section 7.4. Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 7.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Nondisclosure Agreement between Purchaser and Seller effective November 9, 2005 (the “Nondisclosure Agreement”).

Section 7.5. No Solicitation.

(a)                   From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, Seller will not, and Seller will cause its respective Affiliates, shareholders, directors, officers, employees, investment bankers, attorneys, agents and representatives not to, directly or indirectly (a) solicit, entertain, negotiate, encourage, enter into or consummate any Acquisition Proposal (as defined herein) by any person, entity, or group (other than Purchaser and its Affiliates, agents and representatives) or (b) share information concerning the Acquired Business or any material part of the Acquired Business, or afford access to the properties, Books or Records of Seller relating to the Acquired Business, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Purchaser and its Affiliates, agents, and representatives) in connection with any Acquisition Proposal.  For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer relating to any merger, consolidation, sale or license of substantial assets or similar transactions involving the Acquired Business (other than sales or licenses of assets or inventory in the Ordinary Course of Business or as permitted by this Agreement).  Seller will immediately cease any and all existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing.  Seller will promptly (A) notify Purchaser if it receives any proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential

Acquisition Proposal and (B) notify Purchaser of the terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal.  In addition, from and after the date of this Agreement, until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, Seller will not, and Seller will cause its respective Affiliates, shareholders, directors, officers, employees, investment bankers, attorneys, agents and representatives not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Purchaser).

(b)                   For a period of eighteen (18) months after the Closing Date, each party to this Agreement shall not, either alone or in conjunction with any other individual or entity, or directly or indirectly through its present or future Affiliates, (i) solicit or attempt to induce any Restricted Employee to terminate his or her employment or other service relationship with the other party or any Affiliate of the other party, or (ii) hire or attempt to hire any Restricted Employee or enter into or attempt to enter into any relationship, whether directly or indirectly, with the Restricted Employee in which the Restricted Employee will provide personal services; provided, that this clause (ii) shall not apply to any individual whose employment or other relationship with the other party or any Affiliate of the other party has been terminated for a period of six months or longer.  For purposes hereof, “Restricted Employee” means, with respect to the restriction on a party to this Agreement in this paragraph: any individual who (i) was an employee of the other party or any of their respective Affiliates on either the date of this Agreement or the Closing Date, other than an Employee, or (ii) provided personal services to the other party or any of their respective Affiliates, directly or indirectly, on either the date of this Agreement or the Closing Date, other than Employees.

Section 7.6. Notification of Certain Matters.  Seller shall give prompt notice to Purchaser of (a) the occurrence or non-occurrence of any event known to it that in its reasonable judgment is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by Seller pursuant to this Section 7.6, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

Section 7.7. Public Disclosure.  Neither party will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other party, not to be unreasonably withheld, except that either party may make any disclosure required to be made under the securities laws and the rules and regulations of the Nasdaq Stock Market or the New York Stock Exchange, as the case may be.

Section 7.8. Consents.  Seller shall use its commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Assumed Contracts or under any contractual restrictions relating to the Tangible Assets and Transferred Technology that are necessary to permit the transfer of such Assumed Contracts or Tangible Assets to Purchaser as may be required in connection with this Agreement; provided that no payment shall be required to be made in connection therewith.  Purchaser shall reasonably cooperate in Seller’s efforts to obtain such consents, waivers and approvals.

Section 7.9. Applicable Laws.  Each of Purchaser and Seller will take all reasonable actions necessary to comply promptly with all Applicable Laws which may be imposed on such party with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection herewith or therewith.  Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental or Regulatory Authority, or other third party, required to be obtained or made by such party or its Subsidiary in connection with this Agreement and the Ancillary Agreements and consummating the transactions contemplated hereby and thereby or the taking of any action contemplated by this Agreement or the Ancillary Agreements.

Section 7.10. Updated Schedules.  On the close of business that is two business days prior to the Closing Date, Seller will cause the Seller Disclosure Schedule to be updated to reflect the then-current circumstances and any resulting additions, deletions or modifications to the Schedules set forth herein since the date of this Agreement (the “Updated Schedules”); provided, however, that the delivery of any such updates pursuant to this Section 7.10 shall not affect the accuracy of such representations and warranties made by Seller under this Agreement as of the date hereof.  Such additions, deletions or modifications to the Seller Disclosure Schedule set forth herein shall be separately transmitted by facsimile to Purchaser and its counsel on such date and to the extent practicable shall be clearly marked to indicate the changes made to the then existing Seller Disclosure Schedule.

Section 7.11. Seller Closing Financial Statements.

(a)                   The Seller shall use commercially reasonable efforts to cause the Audited Financial Statements to be delivered to the Purchaser as promptly as practicable.

Section 7.12. Covenants Regarding Continuing Employees.

(a)           Continuing Employees.  On the Closing Date, Employees who accept employment with Purchaser will be considered to have resigned from their employment with Seller and Purchaser shall thereafter employ all such Continuing Employees on terms and conditions no less favorable than those provided to similarly situated employees of Purchaser.  Notwithstanding the foregoing, the Employees shall be offered such employment positions, base salary and grants by Purchaser of such number of restricted stock units, to be settled in shares of Purchaser common stock with no cash consideration to be paid by Employees for such shares, as set forth in a schedule previously provided and consented to by the Seller prior to the signing of this Agreement. Additionally and notwithstanding the foregoing, nothing in this Section 7.12(a) is intended to limit Purchaser’s ability and discretion, at any time on and after the Closing Date, to change or amend the base salary of Continuing Employees or any other terms of employment of any of the Continuing Employees or adopt, change or amend any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation or employee benefits, including without limitation severance, termination pay, deferred compensation, performance awards, stock-related awards, or fringe benefits.  After the date of this Agreement, Seller shall permit Purchaser to review employee files (to the extent not in violation of Applicable Law), compensation data, and job information for the Employees.  After the date of this Agreement, Seller shall promptly provide Purchaser with copies of the employment files of all Employees and shall promptly provide any additional information about such Employees upon Purchaser’s reasonable request (in each case to the extent not in violation of Applicable Law).  After the date of this Agreement, Seller shall permit Purchaser to contact and meet with all Employees at Seller’s premises during normal business hours, and Seller shall cooperate fully with Purchaser in all such respects.  After the date of this Agreement, if Purchaser believes there is an employee of Seller dedicated to the Acquired Business who was not previously identified, then Seller may, in its reasonable discretion, permit Purchaser to offer employment to such individual subject to the terms applicable hereunder to an Employee.  Purchaser shall be responsible for any liability arising out of its decision to hire or retain, or not hire or not retain, any Employee or contractor (in each case excluding any severance obligations, other than as set forth in Section 7.12(f)(ii), on account of Seller’s termination of such Employee or contractor).

(b)           Employment Offers to U.S. Employees.  Prior to Closing, Purchaser shall make offers of “at-will” employment effective as of the Closing Date to certain U.S. Employees.  Any such “at-will” employment offers will (a) be contingent on Closing; (b) be subject to and in compliance with Purchaser’s standard human resources policies and procedures, including requirements for proof evidencing a legal right to work in the offeree’s country of current employment; and (c) have terms which will be determined by Purchaser in its sole discretion, subject to Section 7.12(a).  Except as limited by Section 7.12(c), the terms of a U.S. Employee’s employment with Purchaser shall be governed solely by any such employment agreement or arrangement entered into by and between Purchaser and the U.S. Employee, and Purchaser shall have no obligation to perform under or liability to the U.S. Employee with respect to any Employment Agreements entered into by and between Seller and the U.S. Employee that are in effect prior to the Closing Date, except with respect to obligations assumed under Section 7.12(h).

(c)           Waiver.  Seller hereby agrees to waive, but only with respect to their hiring or employment in connection with the Acquired Business, any condition or restriction that Seller may have the contractual right to impose on the hiring and employment of Employees by Purchaser.  Notwithstanding the foregoing, such waiver shall not include any waiver of the restrictions set forth in Section 7.5(b) and any non-solicitation provisions in any Employment Agreement between Seller and an Employee.

(d)           Employees.  Between the date of this Agreement and the Closing Date, Seller will notify Purchaser as soon as reasonably practicable of Employees who terminate or resign from their employment with Seller.  Between the date of this Agreement and the Closing Date, Seller will not, without the prior written consent of Purchaser:

(i)    terminate the employment of any Employee, except for cause as defined in an Employment Agreement or other arrangement entered into by and between Seller and the Employee, or in the absence of such a definition or Employment Agreement or other arrangement, as defined by Applicable Law, provided Seller provides notice to Purchaser prior to any such termination;

(ii)   reassign any Employee to another business unit of Seller;

(iii)  hire any employees relating to the Acquired Business;

(iv)  change, increase or amend the rate of remuneration (cash, equity or otherwise) or any other terms of employment of any of the Employees or adopt, grant extend or increase the rate or terms of any bonus, insurance pension or other employee benefit plan, payment or arrangement made to, for or with any such Employees, except increases pursuant to any Applicable Law, rule or regulation and any changes communicated to Purchaser prior to the date of this Agreement;

(v)   grant any severance or termination pay (whether payable in cash, stock or other equity instruments) to any Employee; or

(vi)  adopt or amend any agreement with an Employee except in the Ordinary Course of Business, provided Seller provides notice to Purchaser within three (3) business days of Seller’s offer of employment or by the day before the Closing Date, if earlier.

(e)           COBRA Continuation Coverage.  Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). Seller further agrees and acknowledges that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Purchaser with (a) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (b) all information necessary or appropriate for Parent or Purchaser to offer continuation coverage to such M&A Qualified Beneficiaries.

(f)            Employee Liability Claims.

(i)    As between the parties, the Seller and any ERISA Affiliate shall (i) sponsor and (ii) assume or retain, as the case may be, and be solely responsible for all of the following from and after Closing, which will be considered “Employee Excluded Liabilities” for purposes of this Agreement, including Section 2.3 hereof:

(1)                   Employment Liabilities, including but not limited to payments or entitlements that Seller may owe or have promised to pay to any Employees, including wages, other remuneration, holiday or vacation pay, bonus, severance pay (statutory or otherwise), commission, pension contributions, taxes, and any other liability, payment or obligations related to Employees, consultants or contractors;

(2)                   all payments with respect to the Employees that are due to be paid prior to or on the Closing Date (including, without prejudice to the generality of the foregoing, pension contributions, insurance premiums and taxation) to any third party in connection with the employment of any of the Employees; and

(3)                   any non-forfeitable claims or expectancies of any Employees from their prior employment with Seller or an ERISA Affiliate which have been incurred or accrued on or prior to the Closing Date.

(ii)   All costs and disbursements, if any, incurred in connection with the termination by Seller of any employment of any Employee prior to or in connection with the Closing Date (including any Employee who does not accept an offer of employment with Purchaser) shall be borne by Seller; provided, however, that Purchaser shall promptly reimburse Seller for up to $515,000 in actual costs and disbursements incurred by Seller in connection with the termination by Seller within 120 days following the Closing of any Employees who do not become Continuing Employees;

(iii)  All costs and disbursements incurred in connection with the termination by the Purchaser of any employment of any Employee on or after the Closing Date shall be borne by the Purchaser.

(g)           Purchaser Employee Plans.

(i)    With respect to Continuing Employees, (i) Purchaser will allow such Continuing Employees and their eligible dependents to participate in the employee benefit plans maintained by Purchaser or its subsidiaries on terms no less favorable than those provided to similarly situated employees of Purchaser and its subsidiaries, (ii) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under such plans for years of service with Seller or any ERISA Affiliate prior to the Closing Date, and (iii) Purchaser will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Purchaser in which such Continuing Employees and their eligible dependents will participate to be waived and will provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

(ii)   Purchaser shall cause a tax qualified defined contribution retirement plan established or maintained by Purchaser (the “Purchaser Plan”) to accept eligible rollover contributions as defined in Section 402(c)(4) of the Code) from Continuing Employees who were U.S. Employees (and any other Continuing Employee on the U.S. payroll) with respect to any account balance distributed to them on or as of the Closing Date by the Analog Devices, Inc. The Investment Partnership (the “401k Plan”). To the extent permitted by the Purchaser Plan, rollovers of outstanding loans from such 401k Plan shall be permitted. The distributions and rollovers described herein shall comply with Applicable Law and each party shall make all filings and take any actions required of such party under Applicable Law in connection therewith.

(iii)  Immigration Issues.    Purchaser shall assume any of Seller’s United States immigration related obligations and liabilities relating to Employees who are foreign nationals, such as (but not limited to), those arising in connection with filings by the Seller of Labor Condition Applications, nonimmigrant/immigrant visa petitions, and Applications for Alien Employment (Labor) Certification.

Section 7.12A.  Non-U.S. Employee employed in Canada.  Not less than five business days prior to the Closing Date, Seller shall notify Non-U.S. Employees employed in Canada about the sale of the Acquired Business to Purchaser.  Not less than five business days prior to the Closing Date, but effective as of the Closing Date, Purchaser shall offer employment to such Non-U.S. Employees.  Such offers of employment to be made by Purchaser shall be (a) conditional upon the completion of the Closing; (b) subject to and in compliance with Purchaser’s standard human resources policies and procedures including requirements for proof evidencing a legal right to work in Canada; and (c) have terms, including the position, salary and responsibilities of such Non-U.S. Employee, which will be determined by Purchaser in its sole discretion, subject to Section 7.12(a).  Except as limited in Section 7.12, the terms of a Non-U.S. Employee’s employment with Purchaser shall be governed solely by any such employment agreement or arrangement entered into by and between Purchaser and the Non-U.S. Employee, and Purchaser shall have no obligation to perform under or liability to the Non-U.S. Employees employed in Canada with respect to any Employment Agreements and other arrangements entered into by and between Seller and the Non-U.S. Employee that are in effect prior to the Closing Date.

Section 7.13.  Attorney-in-Fact.  Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorneys of Seller, with full power of substitution, in the name of Seller or Purchaser, but on behalf of and for the benefit of Purchaser to demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; provided, however, that if any of the actions authorized by this Section 7.11(a) could reasonably be determined to result in a claim for indemnification by Purchaser against Seller, then Purchaser shall not take any such actions without complying with the procedures set forth in Article X of this Agreement.  Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.  Seller shall deliver to Purchaser at the Closing an acknowledged power of attorney to the foregoing effect executed by Seller.

Section 7.14.  Tax Matters.

(a)                   Allocation of Purchase Price.  The parties hereto intend that the purchase be treated as a taxable transaction for federal and state income tax purposes.  Within thirty (30) days of the Closing Date, Purchaser shall provide Seller with an allocation among the Acquired Assets of the Purchase Price to the extent properly taken into account under Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation”).  The Allocation shall be conclusive and binding upon Purchaser and Seller for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax return position inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority or applicable law.

(b)                   Transfer Taxes.  Purchaser shall be responsible for and shall pay when due any GST, sales, use, excise or similar transfer taxes that may be payable in connection with the sale or purchase of the Acquired Assets (the “Transfer Taxes”).  The parties hereto shall cooperate with each other and use their commercially reasonable efforts to minimize such Transfer Taxes, including but not limited to the transfer of all Transferred Intellectual Property Rights, Transferred Technology, Web Content and other Acquired Assets by remote electronic transmission, and not in tangible form, to the maximum extent possible and the delivery of applicable exemption and resale certificates.

(c)                   Responsibility for Taxes and Tax Returns.  In the case of any real or personal property taxes or any similar ad valorem taxes attributable to the Acquired Assets for which Taxes are reported for a period commencing before the Closing Date and ending thereafter (a “Straddle Period Taxes”), any such Straddle Period Taxes shall be prorated between Purchaser and Seller on a per diem basis.  The party required by law to pay any such Straddle Period Taxes (the “Paying Party”) to the extent such payment exceeds the obligation of the Paying Party hereunder shall provide the other party (the “Non-Paying Party”) with proof of payment, and within ten (10) days of receipt of such proof of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.  The party required by law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

(d)                   Cooperation.  To the extent relevant to the Acquired Business or the Acquired Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.  Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of Purchaser.  Purchaser and Seller shall have executed the election referred to in Section 4.6 and Purchaser has possession of any and all executed forms required for filing the election.

(e)                   Employee Withholding.  Purchaser shall prepare and furnish to each of the Continuing Employees who are U.S. Employees or are Non-U.S. Employees who are required to pay income taxes in the United States a Form W-2, which shall reflect all wages and compensation paid to such Continuing Employees for that portion of the calendar year in which the Closing Date occurs during which the Continuing Employees were employed by Seller and were employed in connection with the operation of the Acquired Business.  Seller shall furnish to Purchaser the Forms W-4 and W-5 of each such Continuing Employee.  Purchaser shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Forms W-2.  It is the intent of the parties hereunder that the obligations of Purchaser and Seller under this Section 7.14(e) shall be carried out in accordance with Section 5 of Revenue Procedure 2004-53.

Section 7.15.  Additional Delivery.

(a)                   In the event of a breach of Section 5.23 above, Seller shall immediately transfer and deliver such tangible assets and tangible properties to Purchaser (excluding Intellectual Property Rights that are not Transferred Intellectual Property Rights).

(b)                   If any Added Patent would be infringed by the current operation of the Acquired Business as conducted as of the Closing Date (and as conducted in substantially the same manner following Closing (including the Use of Products or services currently under development)), then each such Added Patent shall be deemed a Licensed Patent under the Licensing Agreement, notwithstanding the fact it is not listed as on the Appendix A to the Licensing Agreement.  For the purposes of this Section, “Added Patent” shall mean any Patent (1) Controlled by Seller as of the Closing Date that is not a Transferred Patent, or (2) that comes under the Control of Seller following the Closing Date (but prior to the one year anniversary of the Closing Date), including without limitation, any patent applications that have a first effective filing date after the Closing Date but prior to the one year anniversary of the Closing Date.

(c)                   If, following the Closing Date, Purchaser or Seller identifies any Technology or Intellectual Property Rights of any third party which by the terms cannot be delivered or licensed to Purchaser under the terms of this Agreement and the Licensing Agreement, Seller shall use its commercially reasonable efforts to assist Purchaser in obtaining such delivery and sub-license or a stand-alone license from the third party owner of such Technology or right.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1. Conditions to Obligations of Seller and Purchaser.  The obligations of Seller and Purchaser to consummate the Closing are subject to the satisfaction or waiver in a writing (which waiver shall not be considered a waiver of any other provision of this Agreement unless it specifically so states) of the following conditions:

(a)                   Antitrust Notification.  Any applicable waiting period under the merger, antitrust or competition laws of any applicable jurisdiction where the parties are required to submit premerger notification forms, relating to the sale and purchase of the Acquired Assets shall have expired or been terminated.

(b)                   No Order.  No provision of any Applicable Law or regulation and no judgment, injunction, order or decree prohibiting the consummation of the Closing shall be in effect.

(c)                   No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental or Regulatory Authority seeking any of the foregoing be pending.

(d)                   Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

Section 8.2. Conditions to Obligations of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver in a writing (which waiver shall not be considered a waiver of any other provision of this Agreement unless it specifically so states) of the following further conditions:

(a)                   Representations, Warranties and Covenants.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except for changes contemplated or permitted by this Agreement and except where the failure of the representations and warranties to be true and correct would not reasonably be expected to result in a Purchaser Material Adverse Effect or a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

(b)                   Performance.  Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing, except where the failure to so perform or comply would not reasonably be expected to result in a Purchaser Material Adverse Effect or a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

(c)                   Secretary’s Certificate.  Purchaser shall have delivered to Seller a certificate, dated the Closing Date and validly executed by the Secretary of Purchaser, certifying as to (i) the terms and effectiveness of the articles of incorporation and the bylaws of Purchaser and (ii) the valid adoption of resolutions of the Board of Directors of Purchaser approving this Agreement and the consummation of the transactions contemplated hereby.

(d)                   Officer’s Certificate.  Seller shall have received a certificate, validly executed by the Chief Executive Officer of Purchaser for and on Purchaser’s behalf, to the effect that, as of the Closing, each of the conditions to the obligations of Purchaser set forth in Section 8.2(a) and (b) has been satisfied (unless otherwise waived by Seller in accordance with the terms hereof).

(e)                   India Subsidiary.  Purchaser shall have executed an Asset Purchase Agreement for the disposition of all the Acquired Assets which are located in India, which such agreement shall be on terms substantially similar to those with respect to Acquired Assets which are not located in India and shall otherwise be on terms acceptable to Seller and Purchaser in their reasonable determination.  The purchase price for such assets shall be that portion of the purchase price otherwise payable hereunder which the parties shall agree represents the fair market value of such assets.

Section 8.3. Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the Closing are subject to the satisfaction or waiver in a writing (which waiver shall not be considered a waiver of any other provision of this Agreement unless it specifically so states) of the following further conditions:

(a)                   Representations, Warranties and Covenants.  The representations and warranties of the Seller set forth in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which shall be true and correct in all respects as of such specified date), except for changes contemplated or permitted by this Agreement and except where the failure of the representations and warranties to be true and correct would not reasonably be expected to result in a Material Adverse Effect; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 8.3(a), (x) all materiality qualifications that are contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Seller Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b)                   Performance.  Seller shall have performed and complied with, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing except where the failure to so perform would not reasonably be expected to result in a Material Adverse Effect.

(c)                   Secretary’s Certificate.  Seller shall have delivered to Purchaser a certificate, dated the Closing Date and validly executed by the Secretary of Seller, certifying as to (i) the terms and effectiveness of the articles of incorporation and the bylaws of Seller and (ii) the valid adoption of resolutions of the Board of Directors of Seller approving this Agreement and the consummation of the transactions contemplated hereby.

(d)                   Third Party Consents.  Purchaser shall have received all consents (or in lieu thereof waivers) relating to any Assumed Contract as set forth in Schedule 8.3(d).

(e)                   Releases from All Liens.  Releases from all Liens against the Acquired Assets, if any, shall have been obtained in form satisfactory to Purchaser.

(f)                    No Material Adverse Effect.  No material adverse effect on the Acquired Assets shall have occurred since the date of this Agreement.

(g)                   Proceedings.  All proceedings to be taken on the part of Seller in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(h)                   Actions or Proceedings.  There shall be no Action or Proceeding pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Purchaser to own, operate or control any of the Acquired Assets, or to conduct the business of the Seller and the Subsidiary as currently conducted, following the Closing, or (iv) contain a prayer for relief payable by the Purchaser in an amount in excess of $1,000,000 and no such judgment, order, decree, stipulation or injunction shall be in effect.

(i)                    Employees.  At least 50% of the Employees to whom Purchaser extends offers in compliance with Section 7.12(a) shall have accepted such offers.

(j)                    Officer’s Certificate.  Purchaser shall have received a certificate, validly executed by the Treasurer of Seller for and on Seller’s behalf, to the effect that, as of the Closing, each of the conditions to the obligations of Seller set forth in this Section 8.2(a) and Section 8.2(b)  has been satisfied (unless otherwise waived by Purchaser in accordance with the terms hereof).

(k)                   Officer’s Closing Inventory Certificate.  Purchaser shall have received a certificate, validly executed by the Treasurer of Seller for and on Seller’s behalf, as of the Closing,

certifying in good faith as to the dollar value of the Inventory related to the Acquired Business at Closing (the “Officer’s Closing Inventory Certificate”).

(l)                    Opinion.  Purchaser shall have received a legal opinion from Wilmer Cutler Pickering Hale and Dorr LLP, legal counsel to Seller, in form reasonably acceptable to the Purchaser.

(m)                  India Subsidiary.  Seller shall have executed an Asset Purchase Agreement for the disposition of all the Acquired Assets which are located in India, which such agreement shall be on terms substantially similar to those with respect to Acquired Assets which are not located in India and shall otherwise be on terms acceptable to Seller and Purchaser in their reasonable determination.  The purchase price for such assets shall be that portion of the purchase price otherwise payable hereunder which the parties shall agree represents the fair market value of such assets.

(n)                   Audited Closing Financial Statements.  Purchaser shall have received the audited Closing Financial Statements from Seller.

(o)                   Workplace Safety and Insurance Board Purchase Certificate.  Purchaser shall receive from Seller a valid and current Workplace Safety and Insurance Board Purchase Certificate with respect to the Acquired Business that waives the right of the Workplace Safety and Insurance Board to hold Purchase liable for any amounts owed by Seller to the Workplace Safety and Insurance Board.

ARTICLE IX
NON-COMPETITION AGREEMENT

Section 9.1. Non-Competition.

(a)                   Subject to the Closing, and without limiting Seller’s ability to prosecute antitrust claims against third parties, beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, Seller shall not directly or indirectly, without the prior written consent of Purchaser, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below).  For all purposes of and under this Agreement, the term “Competitive Business Activity” shall mean engaging in, managing or directing persons engaged in, or having an ownership interest in any entity which derives revenue from (except for ownership of three percent (3%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Exchange Act), activities constituting the Prohibited Field of Use.  For all purposes of and under this Agreement, the term “Restricted Territory” shall mean each and every country, province, state, city or other political subdivision of the world, including those in which Seller is currently engaged in business or otherwise distributes, licenses or sells any Products, and the term “Prohibited Field of Use” shall mean using, developing (including but not limited to design and modification), manufacturing, licensing, sale or other distribution of any product or Technology in the wired communications field that is: a DSL solution and/or broadband network processors and routers whose primary purpose is network processing and/or routing.  Notwithstanding the foregoing, Prohibited Field of Use shall not include using, developing (including but not limited to design and modification), manufacturing, licensing, sale or other distribution of general purpose processors, general purpose DSPs, analog components and mixed signal components. Seller will not explicitly market its general purpose DSPs, Licensed AFEs and/or general purpose processors in the wired communications field that are: DSL solutions and/or broadband network processors and/or routers which have the primary purpose of providing network processing and/or routing.

(b)                   The parties hereto agree that the duration and area for which the covenant not to compete set forth in this Section 9.1(b) is to be effective is reasonable.  In the event that any court determines that the time period or the area or both of them are unreasonable and such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  The parties hereto agree that damages are an inadequate remedy for any breach of this covenant and that Purchaser shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this covenant.  No waiver of any breach of the foregoing covenant shall be implied from the forbearance or failure of Purchaser to take action thereon.

ARTICLE X
SURVIVAL; INDEMNIFICATION; WAIVER

Section 10.1. Survival.

(a)                   Notwithstanding any right of a party (whether or not exercised) to investigate the affairs of the other party (whether pursuant to Section 7.1 or otherwise) or a waiver or non-assertion by a party of any closing condition set forth in Article VIII or any termination right set forth in Article XI, each party shall have the right to rely fully upon the representations and warranties of the other party or parties hereto set forth in this Agreement, the Ancillary Agreements and the certificates and other instruments delivered in connection herewith or therewith.

(b)

(i)            The representations and warranties of Seller contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall survive the Closing until one year after the Closing Date solely as a basis for an indemnification claim; provided, however, that notwithstanding the foregoing, (x) the representations and warranties of the Seller set forth in Section 5.14 (Intellectual Property) shall survive for eighteen months and (y) the representations and warranties of the Seller set forth in Section 5.17 (Tax Matters) shall survive until the expiration of the statute of limitations (including any extensions thereof) (the representations and warranties described in the foregoing clauses (x) and (y) being referred to herein as the “Special Representations”).

(ii)           The representations and warranties of Purchaser contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall survive the Closing until one year after the Closing Date.

(iii)          Notwithstanding anything to the contrary in clauses (i) and (ii), any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding clauses (i) and (ii), if notice of the inaccuracy or breach thereof (or of the matters giving rise to the inaccuracy or breach thereof) giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (in which case such representation or warranty shall survive solely for purposes of permitting the resolution of such claim).

(c)                   Notwithstanding anything to the contrary set forth in this Agreement, the covenants and other agreements set forth in this Agreement or in the Ancillary Agreements shall survive indefinitely in accordance with their respective terms.

Section 10.2. Indemnification.

(a)                   Seller (for purposes of this Article X, the “Seller Indemnifying Party”) hereby agrees, following the Closing, to indemnify Purchaser (the “Purchaser Indemnified Party”) against and agrees to hold each of them harmless from any and all claims, losses, liabilities, damages,  interest and penalties, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses and reasonable expenses of investigation and defense in connection therewith arising out of any claim, damages, complaint, demand, cause of action, investigation, suit or other proceeding) (hereinafter individually a “Loss” and collectively “Losses”“), including Losses incurred by Purchaser with respect to its officers, directors, employees, agents and Affiliates, arising out of or relating to (i) the inaccuracy of any representation or warranty made by Seller in this Agreement; (ii) any breach of or default in connection with any of the covenants or agreements made by the Seller in this Agreement or the Seller Disclosure Schedule (including any exhibit or schedule to the Seller Disclosure Schedule); or (iii) the Excluded Liabilities.

(b)                   Purchaser (for purposes of this Article X, the “Purchaser Indemnifying Party”, and together with the Seller Indemnifying Party, as the case may be, the “Indemnifying Party”) hereby agrees, following the Closing, to indemnify Seller (the “Seller Indemnified Party”, and together with the Purchaser Indemnified Party, as the case may be, the “Indemnified Party”) against and agrees to hold it harmless from any and all Losses, including Losses incurred by Seller with respect to its officers, directors, employees, agents and Affiliates, arising out of or relating to (i) the inaccuracy of any representation or warranty made by Purchaser in this Agreement; (ii) any breach of or default in connection with any of the covenants or agreements made by the Purchaser in this Agreement or the Purchaser Disclosure Schedule (including any exhibit or schedule to the Purchaser Disclosure Schedule); or (iii) the Assumed Liabilities.

(c)                   In determining the amount of any Losses in respect of the failure of any representation or warranty to be true and correct as of any particular date (but not in determining whether any such representations and warranties failed to be true and correct as of any particular date), any materiality standard or qualification contained in such representation or warranty shall be disregarded.

Section 10.3. Indemnification Claim Procedures.

(a)                   The Indemnified Party may deliver to the Indemnifying Party a certificate signed by any officer of the Indemnified Party (an “Officer’s Certificate”):

(i)            stating that an Indemnified Party has paid, suffered, incurred or sustained (or reasonably anticipates that it may pay, suffer, incur or sustain) Losses for which such Indemnified Party is entitled to indemnification pursuant to Section 10.2 or Section 10.3;

(ii)           stating the amount of such Losses (which, in the case of Losses not yet paid, suffered, incurred, sustained, may be the maximum amount reasonably anticipated to be so paid, suffered, incurred or sustained);

(iii)          specifying in reasonable detail (based upon the information then possessed by the Indemnified Party) the individual items of such Losses included in the amount so stated and the nature of the claim for indemnification to which such Losses relate; and

(iv)          the specific provisions of this Agreement that form the basis for such claim for indemnification for such Losses.

(b)                   The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(c)                   The Indemnifying Party shall make payment having a value equal to such Losses to the Indemnified Party in accordance with this Section 10.3 within twenty (20) business days following receipt of the Officer’s Certificate.  If the Indemnifying Party objects in writing to any claim made by the Indemnified party in any Officer’s Certificate within the twenty (20) business days allowed for payment of the Losses, the Indemnified Party and the Indemnifying Party shall attempt in good faith for ten (10) business days after Indemnified Party’s receipt of such written objection to resolve such objection.  If the Indemnified Party and the Indemnifying Party shall reach agreement on the objection, the Indemnifying Party shall distribute payment to the Indemnified Party in accordance with the terms of such agreement.

(d)                   If no such agreement can be reached during such 20-business day period for good faith negotiation, but in any event upon the expiration of such 20-business day period, the parties shall submit the dispute to JAMS, or any other mutually selected mediator (the “Mediator”) for non-binding mediation.  The parties will cooperate with the Mediator and with one another in selecting the Mediator (in the case of JAMS, in selecting an individual to mediate from JAM’s panel of neutrals), and in promptly scheduling the mediation proceedings.  The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs.  All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the Mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.  If the dispute is not resolved within thirty (30) days from the date of the submission of the dispute to mediation (or such later date as the parties may mutually agree in writing), the dispute shall be submitted to arbitration in accordance with Section 10.3(e) below.  The mediation may continue, if the parties so agree, after the appointment of the arbitrators.  Unless otherwise agreed by the parties, the Mediator shall be disqualified from serving as arbitrator in the case.  The pendency of a mediation shall not preclude a party from seeking provisional remedies in aid of the arbitration from a court of appropriate jurisdiction, and the parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.

(e)                   In the event the parties do not settle the dispute through mediation, the parties will submit the matter(s) to binding arbitration in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Each party shall appoint one arbitrator, and the two arbitrators thus appointed will appoint a third arbitrator.  The parties shall instruct the arbitrators to make a determination within thirty (30) days after submission of the dispute to arbitration.  Each party shall bear its own arbitration costs and expenses; provided, however, that the arbitrators may modify the allocation of fees, costs and expenses in the award in those cases where fairness dictates other than each party bearing its own fees, costs and expenses.  The award shall be final and binding on the parties, and judgment on the award may be entered in and enforced by any court of competent jurisdiction.

Section 10.4. Third Party Claims.

(a)                   An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any third party claim which the Indemnified Party believes may result in a claim for indemnification hereunder (a “Third Party Claim”).  Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent such failure shall have prejudiced the Indemnifying Party.  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Claim constitute Losses for which the Indemnified Party shall be indemnified in full pursuant to this Article X and (B) the ad damnum is less than or equal to the amount of Losses for which the Indemnifying Party is liable under this Article X and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Claim involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense.  The non-controlling party may participate in such defense at its own expense.  The controlling party shall keep the non-controlling party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the non-controlling party with respect thereto.  The non-controlling party shall furnish the controlling party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling party in the defense of such Third Party Claim.  The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Claim pursuant to the terms of this Section 10.4 or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

Section 10.5. Inventory Claims.

(a)                   Notwithstanding the foregoing, in case either party shall object in writing to any claim or claims made in any Officer’s Certificate with respect to the determination of the Actual Closing Inventory within 20 days after delivery of such Officer’s Certificate, the parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If such parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by all parties and the claim shall be paid in accordance with Section 10.3 above.

(b)                   If no such agreement can be reached after good faith negotiation and prior to 40 days after delivery of an Officer’s Certificate, the Indemnified Party on the one hand, and the Indemnifying Party, as the case may be, on the other hand, may demand review by an independent auditor for binding resolution of the claim or claims.

(c)                   The independent auditor shall determine how all expenses relating to how the review shall be paid, including without limitation, the respective expenses of each party and the fees of the independent auditor.  The independent auditor shall set a limited time period and establish procedures designed to reduce the cost while allowing the parties an opportunity, adequate in the sole judgment of independent auditor, to discover relevant information from the opposing parties about the subject matter of the dispute.  The decision of the independent auditor as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the scope of the award that may be awarded by independent auditor.  Within 30 days of a decision of independent auditor requiring payment by one party to another, such party shall make the payment to such other party

(d)                   Judgment upon any award rendered by independent auditor may be entered in any court having jurisdiction.

Section 10.6. Limitations.

(a)                   Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller for Losses under Section 10.2(a) shall not exceed $2,500,000 (the “Cap Limitation”), provided, however, that notwithstanding the foregoing, the Cap Limitation shall not apply to (A) claims for indemnification for Losses arising out of fraud, (B) the Special Representations, Section 5.1 (Organization, Good Standing and Qualification) and Section 5.2 (Corporate Authorization) and (C) the Excluded Liabilities; provided, further, that the claims for indemnification described in the foregoing clause (B) shall not exceed the Closing Cash Payment; and (ii)  Seller shall be liable for only that portion of the aggregate Losses under Section 10.2(a) for which it would otherwise be liable which exceeds $300,000.

(b)                   Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Purchaser for Losses under Section 10.2(b) (other than the obligation to pay the purchase price hereunder, with respect to which the Cap Limitation shall not apply) shall not exceed the Cap Limitation; provided, however, that notwithstanding the foregoing, the Cap Limitation shall not apply to (A) Section 6.1 (Organization, Good Standing and Qualification) and Section 6.2 (Corporate Authorization) and (B) the Assumed Liabilities; provided, further, that the claims for indemnification described in the foregoing clause (A) shall not exceed the Closing Cash Payment; and (ii) Purchaser shall be liable for only that portion of the aggregate Losses under Section 10.2(b) for which it would otherwise be liable which exceeds $300,000 (other than the obligation to pay the purchase price hereunder, with respect to which such limitation shall not apply).

Section 10.7. Assignment of Claims.

(a)                   The amount of Losses recoverable by an Indemnified Party under this Article X with respect to an indemnity claim shall be reduced by any proceeds received by such Indemnified Party or an Affiliate, with respect to the Losses to which such indemnity claim relates, from an insurance carrier; provided, however, that the neither party shall not be required to maintain such insurance or to make claims under any such policy.  If the Indemnified Party receives any payment from the Indemnifying Party in respect of any Losses pursuant to Section 10.2 and the Indemnified Party could have recovered all or part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that in the event such third party is an insurer, the Indemnifying Party shall reimburse the Indemnified Party for any increased premium directly attributable to any such recovery of Losses.

(b)                   Except with respect to claims based on fraud and claims for equitable relief, after the Closing, the rights of the Indemnified Parties under this Article X shall be the exclusive remedy of the Indemnified Parties with respect to matters involving breaches of the representations and warranties set forth in this Agreement or otherwise covered by the indemnification provisions hereof (provided that the foregoing shall not apply to the Licensing Agreement).

Section 10.8. Treatment of Indemnity Payments.  Any payments made to an Indemnified Party pursuant to this Article X shall be treated as an adjustment to the Purchase Price for tax purposes and shall be increased by the amount of any GST deemed to be included in such payments.

ARTICLE XI
TERMINATION

Section 11.1. Grounds for Termination.  The Parties may terminate this Agreement prior to the Closing as provided below:

(a)                   the Parties may terminate this Agreement by mutual written consent;

(b)                   the Purchaser may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 8.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Purchaser to the Seller of written notice of such breach;

(c)                   the Seller may terminate this Agreement by giving written notice to the Purchaser in the event the Purchaser is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 8.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Seller to the Purchaser of written notice of such breach;

(d)                   the Purchaser may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before March 15, 2006 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by the Purchaser of any representation, warranty or covenant contained in this Agreement); or

(e)                   the Seller may terminate this Agreement by giving written notice to the Purchaser if the Closing shall not have occurred on or before March 15, 2006 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).

The party desiring to terminate this Agreement pursuant to clauses (b) through (e) shall give notice of such termination to the other parties.

Section 11.2. Effect of Termination.

If this Agreement is terminated as permitted by Section 11.1, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that each party shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 7.4 (Confidentiality), Section 7.7 (Public Announcements), Article XII (Miscellaneous), this Section 11.2 and the applicable definitions set forth in Section 1.1 shall remain in full force and effect and survive any termination of this Agreement.  Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.

Section 11.3. Procedure Upon Termination.  In the event of termination of this Agreement by Purchaser or Seller or by both Purchaser and Seller pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party hereto and the transactions contemplated herein shall be abandoned without further action by Purchaser or Seller or any other party hereto.  In addition, if this Agreement is terminated as provided herein:

(a)                   Each party will redeliver (or destroy, if agreed to by the other party or if such party requests that they may destroy, and such request is unreasonably denied by the other party) all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

(b)                   The confidentiality of all information of a confidential nature received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority in each case without violation of the confidentiality obligations of the receiving party) shall be maintained in accordance with the Nondisclosure Agreement, which shall survive termination of this Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.1. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Seller, to:

Analog Devices, Inc.
Three Technology Way
Norwood, Massachusetts 02062-9106

Attention:              William A. Martin, Treasurer

Telecopy:              (781) 461-3491

Telephone:            (781) 461-4033

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention:              Jeff Stein, Esq.

Telecopy:              (617) 526-5000

if to Purchaser, to:

Ikanos Communications

47669 Fremont Blvd.,

Fremont, CA 94538

Attention:              Chief Financial Officer

Telecopy:              (510) 979-0500

with a copy to:

Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, California 94034

Attention:                                         Jack Sheridan, Esq.
Arthur Schneiderman, Esq.

Telecopy:              (650) 493-6811

Telephone:            (650) 493-9300

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.  In the case of facsimile transmissions, receipt shall be evidenced by written confirmation that such facsimile was successfully transmitted.

Section 12.2. Amendments and Waivers.

(a)                   Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)                   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any or other further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3. Expenses.  All costs and expenses incurred in connection with this Agreement and the Ancillary Agreements shall be paid by the party incurring such cost or expense.

Section 12.4. Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign its rights or obligations hereunder without the prior written consent of Seller in the case of Purchaser, or Purchaser, in the case of Seller, except that Seller may assign its rights hereunder by operation of law or otherwise in connection with a merger of Seller with or into another Person or the sale of all or substantially all of the assets of Seller.

Section 12.5. Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.6. Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 12.7. Entire Agreement; Severability.  This Agreement, the exhibits and schedules hereto, together with the Ancillary Agreements and the Nondisclosure Agreement, constitutes the entire agreement between the parties hereto and any of such parties’ respective Affiliates with respect to the subject matter of this Agreement and supersedes all prior communications, agreements and understandings, both oral and written, with respect to the subject matter of this Agreement.  In the event any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties’ intent in entering into this Agreement.

Section 12.8. Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 12.9. Representation by Counsel; Interpretation.  Seller and Purchaser each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Seller and Purchaser.

Section 12.10. Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.11. Waiver of Jury Trial.  Each of Seller and Purchaser hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the subject matter hereof.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER

Analog Devices, Inc.

By:	/s/ Brian P. McAloon
Brian P. McAloon
Executive Vice President

PURCHASER:

Ikanos Communications, Inc.

By:	/s/ Daniel K. Atler
Daniel K. Atler
Vice President and Chief Financial Officer

(Signature Page to Asset Aggrement)